UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

GLOBAL DEFENSE TECHNOLOGY & SYSTEMS, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

GLOBAL DEFENSE TECHNOLOGY & SYSTEMS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 10, 2010

To Our Stockholders:

The 2010 Annual Meeting of Stockholders (the “Annual Meeting”) of Global Defense Technology & Systems, Inc. (the “Company”) will be held at the Courtyard by Marriott Tysons Corner Hotel located at 1960-A Chain Bridge Road, McLean, VA 22102 on Thursday, June 10, 2010 at 10:00 am for the purpose of considering and acting upon the following:

1.	The election of seven Directors to serve until our 2011 Annual Meeting of Stockholders.

2.	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

3.	The transaction of such other business as may properly come before the Annual Meeting or any adjournment.

Stockholders of record at the close of business on April 19, 2010 are entitled to notice of and to vote at the Annual Meeting.

For the Company:

John Hillen

President, Chief Executive Officer, and Director

Your vote is important. Even if you plan to attend the meeting, please vote by completing, signing and returning the enclosed proxy card by mail, by telephone (1-800-690-6903) or on the Internet (www.proxyvote.com) by following the instructions on your proxy card.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 10, 2010

The 2010 Proxy Statement and 2009 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2009, are available at investor.gtec-inc.com

GLOBAL DEFENSE TECHNOLOGY & SYSTEMS, INC.

1501 Farm Credit Drive, Suite 2300, McLean, VA 22101-5011

PROXY STATEMENT

April 19, 2010

The Board of Directors (the “Board” or “Board of Directors”) of Global Defense Technology & Systems, Inc. (the “Company”) is soliciting your proxy to vote on matters that will be presented at our 2010 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held at 10:00 am on Thursday, June 10, 2010 at the Courtyard by Marriott Tysons Corner Hotel located at 1960-A Chain Bridge Road, McLean, VA 22102. This proxy statement, the accompanying proxy card and our 2009 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2009, are being mailed to our registered stockholders on or about April 29, 2010. These materials will assist you in voting your shares by providing information on matters that will be presented at the Annual Meeting.

ABOUT THE ANNUAL MEETING

Why am I receiving these materials?

You are receiving these materials because you owned our common shares of beneficial interest (“Shares”) as a registered stockholder or you held Shares in street name at the close of business on the record date for the Annual Meeting.

What is the difference between a registered stockholder and holding Shares in street name?

If your Shares are registered directly in your name with American Stock Transfer and Trust Company, our transfer agent, you are a registered stockholder. If you own Shares through a broker, bank, trust or other nominee rather than in your own name, you are the beneficial owner of the Shares, but considered to be holding the Shares in street name. If you are not a registered stockholder, please understand that the Company does not know that you are a stockholder, or how many shares you own.

What is the record date for the Annual Meeting?

The Board established April 19, 2010 as the record date for the Annual Meeting. Registered stockholders who owned our Shares and each stockholder who holds stock in street name at the close of business on that date are entitled to receive notice of and to vote at the Annual Meeting or any postponements or adjournments of the meeting. We had 9,071,812 Shares outstanding and entitled to vote on April 19, 2010.

What is a quorum?

A quorum is required for our stockholders to conduct business at the Annual Meeting. A quorum occurs when a majority of the Shares entitled to vote at the Annual Meeting are present in person or by proxy. Properly executed proxy cards marked “for,” “against” or “abstain” and broker “non-votes” will be counted as present at the Annual Meeting for purposes of determining a quorum.

What is a proxy?

A proxy is your legal designation of another person (the “proxy”) to vote your Shares on your behalf. By completing and returning the enclosed proxy card, you are giving John Hillen, our Chief Executive Officer, the authority to vote your Shares in the manner you indicate on your proxy card.

Why did I receive more than one proxy card?

You will receive multiple proxy cards if you hold your Shares in different ways (e.g., joint tenancy, trusts, custodial accounts) or in multiple accounts. You should vote and sign each proxy card you receive.

How do I vote my Shares?

If you are a registered stockholder, you may vote your Shares in person at the Annual Meeting or you may vote:

•	by mailing the enclosed proxy card in the envelope provided;

•	over the telephone (1-800-690-6903); or

•	electronically through the Internet at www.proxyvote.com.

Please refer to the specific instructions on the enclosed proxy card. For security reasons, our electronic voting system has been designed to authenticate your identity as a stockholder. Telephone and internet services for all stockholders will be available 24 hours a day and will close at 11:59 pm ET on June 9, 2010.

If you hold your Shares in street name and wish to vote the Shares in person at the Annual Meeting, you must obtain a proxy form from the broker, bank, trust or nominee that is the record holder of your Shares and bring it with you to the Annual Meeting. Alternatively, you may vote your Shares held in street name without attending the Annual Meeting by following the voting instructions provided to you by your broker, bank, trust or nominee.

What are broker non-votes?

A broker non-vote occurs when a broker or other intermediary submits a proxy card indicating that instructions have not been received from the beneficial owners or the persons entitled to vote and that such broker or other intermediary does not have discretionary authority to vote such shares. Broker non-votes will not be treated as present and entitled to vote for purposes of determining the approval of the related proposal.

What vote is required to approve the matters to be presented at the Annual Meeting?

For the election of directors, a nominee receiving a plurality of the votes of the shares entitled to vote on the election of a director and voted in favor thereof will be elected. As a result, the seven director nominees that receive the most votes will be elected. Broker non-votes will not be counted as votes for or against any director nominee.

For the ratification of the appointment of the independent registered public accounting firm, the affirmative vote of the stockholders present, in person or by proxy, entitled to cast at least a majority of the votes which all stockholders present are entitled to vote on the matter shall be required. As a result, abstentions will be treated as votes against the proposal and broker non-votes will have no effect on the voting results.

How will my Shares be voted if I do not specify how they should be voted?

If you are a registered stockholder and you sign and return your proxy card without indicating how you want your Shares to be voted, John Hillen, our Chief Executive Officer, will vote your Shares as follows:

Item 1:	FOR the election of each of the Directors to serve until our 2011 Annual Meeting

Item 2:	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010

If you own Shares in street name, you must give your broker, bank, trust or nominee specific instructions on how to vote your Shares with respect to the election of directors, but not the ratification of the independent registered public accounting firm. If you fail to give your broker, bank, trust or nominee specific instructions on how to vote your Shares on the election of directors, your vote will NOT be counted for this proposal. It is important for every stockholder’s vote to be counted on these matters, so we encourage to you be sure to provide your broker, bank, trust or nominee with voting instructions. Although certain rules permitted brokers, banks, trusts and nominees to cast votes for the election of directors even without specific instructions, beginning in 2010 this is no longer the case.

How many votes do I have?

As to each item, you are entitled to cast one vote per Share. The proxy card indicates the number of Shares you owned on the record date.

May I change my vote after I return my proxy card?

Yes. A proxy may be revoked by a registered stockholder any time before it is exercised at the Annual Meeting by submitting a proxy bearing a later date or by voting in person at the Annual Meeting. If you hold your Shares in street name, you must contact your broker or other nominee to determine how to revoke your original proxy. In general, submitting a subsequent proxy executed by the party that executed the original proxy will revoke the earlier proxy.

How may I elect to receive future stockholder materials electronically instead of by mail?

We are permitted to deliver stockholder materials, including proxy statements and annual reports, to you by Internet access or electronic delivery rather than by mail if you so choose. Electronic delivery of materials can help us achieve a substantial reduction in our printing and mailing costs, and it is environmentally friendly. Stockholders who would like to receive proxy materials by electronic delivery will receive an email containing the proxy materials and the annual report to stockholders. Registered stockholders may register to do so on American Stock Transfer & Trust Company’s website at www.amstock.com. If you own Shares in street name, you must contact your broker, bank trust or nominee for instructions on how to receive future proxy materials electronically. Stockholders who hold Shares in different ways (e.g., joint tenancy, trusts, custodial accounts) or in multiple accounts will need to complete this process for each account. Your election to receive your proxy materials electronically will remain in effect for all future annual meetings until you revoke it.

SHARE OWNERSHIP

Who are the largest owners of Shares?

Based upon our records and the information reported in filings with the Securities and Exchange Commission (SEC), the following were beneficial owners of more than 5% of our Shares as of April 19, 2010:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Our Outstanding Shares(1)
Contego Systems LLC 1501 Farm Credit Drive, Suite 2300 McLean, VA 22102-5011	3,803,274	(2)	41.9%

Neuberger Berman Group LLC 505 Third Avenue New York, NY 10158	509,700	(3)	5.62%

(1)	The percentage of outstanding Shares is calculated by taking the number of Shares stated in the Schedule 13G, as applicable, filed with the SEC divided by 9,071,812, the total number of Shares outstanding on April 19, 2010.
(2)	These shares are owned by Contego Systems LLC (Contego). Contego is wholly owned and managed by Kende Holding kft (Kende). Kende is 99.98% owned and controlled by Global Strategies Group Holding, S.A. (GLOBAL). GLOBAL is controlled by Damian Perl, one of our Directors.
(3)	Information based on a Schedule 13G filed with the SEC on February 17, 2010 by Neuberger Berman Group LLC, which states that Neuberger Berman Group LLC may be deemed to be a beneficial owner of Shares because certain affiliated persons have shared power to retain or dispose of the securities of many unrelated clients. Neuberger Berman Group LLC or its affiliated persons do not, however, have any economic interest in the securities of those clients. The clients are the actual owners of the securities and have the sole right to receive and the power to direct the receipt of dividends from or proceeds from the sale of such securities. No one client has an interest of more than 5% of the Company.

How many Shares do our Directors and executive officers own?

As of April 19, 2010, our Directors and executive officers, both individually and collectively, beneficially owned the Shares reflected in the table below. The number of Shares shown in this table reflects beneficial ownership determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, therefore, includes Shares that have not been issued but as to which options are outstanding and may be exercised within 60 days of the date of this proxy statement. There are no unvested restricted Shares that vest within 60 days of the date of the proxy statement. Except as noted in the footnotes that follow the table, each Director and executive officer has sole voting and investment power as to all Shares listed.

Name of Beneficial Owner	Common		Options Currently Exercisable or Exercisable Within 60 Days	Total Shares Beneficially Owned	Percentage of Outstanding Shares Owned(1)
John J. Devine	3,450		2,504	5,954	*
Jacques Gansler	—		2,504	2,504	*
John Hillen	4,000		33,750	33,750	*
Ronald C. Jones	360,000		—	360,000	3.97%
Damian Perl	3,803,274	(2)	—	3,803,274	41.92%
Eric S. Rangen	—		—	—	*
Thomas Wilson	2,550		2,504	5,054	*
James P. Allen	109,869	(3)	18,216	128,085	1.41%
Kevin Kissner	1,000		4,099	5,099	*
Alexander Drew	—		25,002	25,002	*
Timothy Jones	—		8,197	8,197	*
Directors, director nominees and executive officers as a group (13 individuals)	4,295,536		106,340	4,401,876	48.24%

*	Represents less than 1%.

(1)	The percentage of outstanding Shares owned is calculated by taking the number of Shares reflected in the column titled “Total Shares Beneficially Owned” divided by 9,071,812, the total number of Shares outstanding on April 19, 2010, plus the number of options for such person or group reflected in the column titled “Options Currently Exercisable or Exercisable Within 60 Days.”
(2)	These shares are owned by Contego. Contego is wholly owned and managed by Kende. Kende is 99.98% owned and controlled by GLOBAL, which is controlled by Mr. Perl. As a result, Mr. Perl has shared voting and investment power as to the Shares.
(3)	Mr. Allen has sole voting and investment power over 36,432 Shares and shared voting and investment power over 73,437 Shares, which are held by the Allen Family Trust in a brokerage margin account and as such have been pledged as security for the account.

CORPORATE GOVERNANCE

Independence of Directors

In April 2010, our Board of Directors undertook a review of the independence of each Director and considered whether any Director had a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. Upon the unanimous recommendation of the Nominating and Corporate Governance Committee, the Board determined, with respect to Messrs. Wilson and Devine, who serve on the Board of Directors of one of the Company’s affiliates, Global Strategies Group (Integrated Security) Inc. (GIS), that service on the Board of GIS does not interfere with their ability to exercise independent judgment with respect to carrying out their duties as a member of our Board of Directors and that any amounts received in connection with service on the GIS board do not represent a material portion of their annual income. As a result of this review, upon the unanimous recommendation of the Nominating and Corporate Governance Committee, our Board of Directors has determined that all of our Directors, other than Dr. Hillen and Messrs. Jones and Perl, are “independent directors” and meet the independence requirements under SEC rules and the listing standards of The Nasdaq Global Market.

Board of Directors and Board Committees

Board of Directors:

During 2009, the Board of Directors held six meetings. Our corporate governance guidelines, which are available at investor.gtec-inc.com, provide that it is the responsibility of each member of the Board of Directors to make himself or herself available to attend, on a consistent basis, scheduled and special meetings of the Board of Directors and of the committee(s) of which he or she is a member, as well as the annual meeting of stockholders. The Board of Directors believes that individual Board members should attend, at a minimum and absent a valid basis for unavailability, 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she serves. All Directors attended at least 89% of the meetings, except for Mr. Perl. Mr. Perl was unable to attend two of the five board meetings held since his appointment to the Board on April 30, 2009 due to scheduling conflicts.

Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Our Board of Directors has determined that each of the members of these committees shall be independent under the applicable SEC rules and the listing standards of The Nasdaq Global Market. In addition, each member of the Compensation Committee shall be a non-employee director as defined in Rule 16b-3 under the Exchange Act and an outside director as that term is defined in Section 162(m) of the Internal Revenue Code of 1986 (the “Code”). We also have established a Government Security Committee.

The current members of these committees are:

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Government Security Committee
John J. Devine	X		X	X*
Jacques Gansler		X	X*	X
John Hillen				X
Ronald C. Jones				X
Eric S. Rangen	X*	X		X
Thomas Wilson	X	X*	X	X

*	Denotes current chairperson of the committee

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of Messrs. Devine and Wilson and Dr. Gansler, all of whom were appointed in 2009, with Dr. Gansler serving as Chairman. Because the Nominating and Corporate Governance Committee was established as of the date of our initial public offering, which closed on November 25, 2009, the committee did not meet during 2009. The committee operates under a charter, which is available at investor.gtec-inc.com. The Nominating and Corporate Governance Committee assists our Board of Directors in promoting our best interests and the best interests of our stockholders through the implementation of sound corporate governance principles and practices. The specific responsibilities of our Nominating and Corporate Governance Committee include:

•	identifying, reviewing, evaluating and recommending for selection candidates for membership to our Board of Directors;

•

reviewing, evaluating and considering the recommendation for nomination of incumbent members of our board of directors for reelection to our Board of Directors and monitoring the size of our Board of Directors;

•	evaluating nominations by stockholders of candidates for election to our Board of Directors;

•	reviewing, discussing and reporting to our board of directors an assessment of our Board’s performance; and

•	determining adherence to our corporate governance documents.

Audit Committee

The Audit Committee consists of Messrs. Devine, Rangen and Wilson, all of whom were appointed in 2009. Because the Audit Committee was established as of the date of our initial public offering, which closed on November 25, 2009, the committee did not meet during 2009. The first Audit Committee meeting was held in January 2010. Mr. Rangen acts as Chairman of the Committee and, in the judgment of the Board, qualifies as an “audit committee financial expert” as defined in the Exchange Act. The committee operates under a charter, which is available at investor.gtec-inc.com.

The Audit Committee discharges the responsibilities of our Board of Directors in monitoring our accounting, financial and other reporting and internal control practices and oversees our independent registered public accounting firm. Specific responsibilities of our Audit Committee include:

•	evaluating the performance of our independent registered public accounting firm and determining whether to retain or terminate its services;

•

determining and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services, other than immaterial aggregate amounts of non-audit services as excepted under applicable laws and rules;

•

reviewing and discussing with management and our independent registered public accounting firm the results of the annual audit and the independent registered public accounting firm’s review of our quarterly financial statements and annual and quarterly reports;

•	reviewing with management and our independent registered public accounting firm any significant issues that arise regarding accounting principles and financial statement presentation;

•	conferring with management and our independent registered public accounting firm regarding the scope, adequacy and effectiveness of our internal control over financial reporting; and

•	establishing procedures for the receipt, retention and treatment of any complaints we receive regarding accounting, internal control or auditing matters.

Compensation Committee

From January 1 through November 24, 2009, the date preceding the closing of our initial public offering, the Compensation Committee consisted of Messrs. Hillen, Jones and Wilson, with Mr. Wilson serving as Chairperson. The committee met three times during that period. As of November 25, 2009, the closing date of our initial public offering, the Compensation Committee consists of Messrs. Wilson and Rangen and Dr. Gansler, with Mr. Wilson serving as Chairperson. The Compensation Committee met two times between November 25, 2009 and December 31, 2009 and operates under a charter, which is available at investor.gtec-inc.com. The Compensation Committee discharges the responsibilities of our Board of Directors in overseeing our compensation policies, plans and programs and reviews and determines the compensation to be paid to our executive officers and other senior management. Specific responsibilities of our Compensation Committee include:

•	determining the compensation and other terms of employment of our executive officers and reviewing and approving corporate performance goals and objectives relevant to such compensation;

•

evaluating and recommending to our board of directors the compensation plans and programs advisable for us, and evaluating and recommending the modification or termination of existing plans and programs; and

•	reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers.

Government Security Committee

Pursuant to our Special Security Agreement (the “SSA”) with the Department of Defense, the Government Security Committee, which consists of Messrs. Wilson, Devine, Jones and Rangen and Drs. Hillen and Gansler, ensures that, throughout the duration of the SSA, we implement and maintain policies and procedures to safeguard classified information and controlled unclassified information in our possession and that we comply with the SSA, appropriate customer contract provisions regarding security, U.S. government export control laws and regulations and the National Industrial Security Program. The Chairman of the Government Security Committee is Mr. Devine, and he has designated Dr. Gansler to be Secretary of the committee. The committee meets, at a minimum, quarterly.

Identifying Individuals to Stand for Election as Directors

In selecting the candidates to nominate for election as directors, the Board’s principal qualification is whether an individual has the ability to act in the best interests of the Company and its stockholders. Our corporate governance guidelines provide that the Nominating and Corporate Governance Committee shall endeavor to identify and will nominate individuals to serve on the Board of Directors who have expertise that is useful to the Company and complementary to the background, skills and experience of the other members of the Board of Directors. The Nominating and Corporate Governance Committee’s assessment of the composition of the Board of Directors shall include the following considerations: (a) the skills of each member of the Board of Directors, which shall include an analysis of each director’s business and management experience, information technology and government contractor industry experience, professional services experience, accounting experience, finance and capital markets experience, and level of understanding of corporate governance regulations and public policy matters, (b) the characteristics of each member of the Board of Directors, which shall include an analysis of each director’s ethical and moral standards, leadership abilities, sound business judgment, independence and innovative thought, and (c) the general composition of the Board of Directors, which shall include an analysis of the diversity, age and public company experience of the directors.

See the section of this proxy statement entitled “2011 ANNUAL MEETING OF STOCKHOLDERS” for a description of how stockholders desiring to make nominations for directors and/or to bring a proper subject before a meeting should do so. The Nominating and Corporate Governance Committee evaluates director candidates recommended by stockholders in the same manner as it evaluates director candidates recommended by our directors, management or employees.

The Company does not pay any third parties to assist in the solicitation, selection or evaluation of director candidates.

Board Leadership Structure

Our Board of Directors operates under a governance structure where the Chairman of the Board and Chief Executive Officer are separate positions held by different individuals. Having the Board operate under the leadership and direction of someone independent from management provides the Board with the most appropriate mechanism to fulfill its oversight responsibilities and hold management accountable for the performance of the company. The Board believes that one of the most important attributes for the Board is independence from management and that belief has been reflected in the separation of the chairman and CEO roles.

Risk Management Oversight

Much attention has recently been given to the subject of risk and how companies assess and manage risks. Senior management is responsible for assessing and managing the Company’s various exposures to risk on a day-to-day basis, including the creation of appropriate risk management programs and policies. The Board is responsible for overseeing management in the execution of its responsibilities and for assessing the Company’s approach to risk management. Although our Board has delegated to our Audit Committee responsibility for overseeing our risks and exposures on an ongoing basis, the entire Board receives regular updates from management on the continued viability of our business plan, market conditions, capital position, and our business results. The Board reviews that information together with our quarterly and annual financial statements and short and long-term business prospects to assess the risks that we may encounter and to establish appropriate direction to avoid or minimize the potential impact of the identified risks. Some of the details that are discussed as part of the Board’s review of potential risks facing us include, without limitation: (a) the impact of market conditions on our business; (b) liquidity and credit risks, including our ability to access capital to run and grow our business and our overall cost of capital and the impact on our profitability; (c) investment risks related to possible acquisitions; (d) regulatory risks that may impact our profitability; and (e) general risks inherent in our industry. As a result, the Board’s role in risk oversight of the Company is consistent with the Company’s leadership structure, with the CEO’s and other members of senior management’s having responsibility for assessing and managing the Company’s risk exposure and the Board and its committees providing oversight in connection with those efforts.

Director Compensation

Total compensation awarded to Directors for service in 2009 was as follows:

Name	Fees Earned or Paid in Cash ($)(1)		Stock Awards ($)(2)	Option Awards ($)	All Other Compensation ($)	Total ($)
John J. Devine	51,000		55,253	—	—	109,800
Jacques Gansler	56,200	(3)	55,253	—	—	111,453
Damian Perl	—		—	—	—	—
Eric S. Rangen	—		55,253	—	—	55,253
Thomas Wilson	62,600	(4)	55,253	—	—	124,128

Total	169,800		221,012	—	—	400,634

(1)	Mr. Perl was not compensated by the Company for Board service prior to our initial public offering, which closed on November 25, 2009. Messrs. Rangen and Perl were compensated $2,000 each for a Board meeting held on December 16, 2009 although payment was not made until 2010 and therefore is not reflected in the table above.
(2)	Amounts in this column reflect the aggregate grant date fair value of the awards calculated in accordance with generally accepted accounting principles. For assumptions used in determining the fair value of stock awards, see Note 11 to the Company’s consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.
(3)	Dr. Gansler earned $52,000 for his membership on the Board and its committees and his attendance of Board and committee meetings. Pursuant to an arrangement prior to our initial public offering, Dr. Gansler was compensated at an hourly rate for attendance at certain government meetings with Dr. Hillen. Such compensation totaled $4,200.
(4)	Mr. Wilson earned $52,000 for his membership on the Board and certain committees and for his attendance of Board and committee meetings. Pursuant to an arrangement prior to our initial public offering, Mr. Wilson was compensated at an hourly rate for representing the Board at a meeting of affiliates of GLOBAL. Such compensation totaled $10,600.

On December 16, 2009, the members of the Compensation Committee met and unanimously approved a plan for compensation of non-employee Directors for the balance of 2009 and for 2010. Under the plan,

•	each non-employee Director will receive an annual retainer of $42,000 to be paid in equal, quarterly installments (the “Annual Retainer”);

•

each non-employee chairperson of the Board and of each committee of the Board will receive, in addition to the Annual Retainer, an additional retainer (a “Chairperson Retainer”) as set forth in the table below, to be paid in equal, quarterly installments;

•

each non-employee Director will be paid a fee, as set forth in the table below, for each meeting of the Board or of a committee of the Board that he or she attends, whether in person (for a meeting of any length) or by telephone (for a meeting lasting one hour or more);

•

effective December 16, 2009, the Company issued to each non-employee Director (other than Mr. Perl) 3,845 restricted shares that will vest in three equal, annual installments beginning on December 16, 2010. Mr. Perl elected to receive the value of the share grant in the form of cash, which will be paid to him at the same time as the restricted shares received by the other non-employee Directors vest;

•	the Company will reimburse all Directors for travel expenses to attend meetings of the Board, of a committee of the Board or of the Company.

		Amount paid per meeting if attending:
Membership	Chairperson Retainer(1)	in person	by telephone
Board of Directors	$10,000	$2,000	$1,000
Audit Committee	$10,000	$1,500	$750
Compensation Committee	$5,000	$1,500	$750
Government Security Committee	$5,000	$1,500	$750
Nominating and Governance Committee	$5,000	$1,500	$750

(1)	The current Chairman of the Board agreed to forgo any Chairperson Retainer for service on any committee while concurrently serving as Chairman of the Board.

Communications with the Board

Any stockholder of the Company or any other interested party may communicate with the Board as a whole, the non-employee Directors of the Board as a group, the Chairman of the Board, and/or any individual Director by sending the communication to the Company’s corporate offices at 1501 Farm Credit Drive, Suite 2300, McLean, VA 22102-5011, care of the Secretary of the Company. All such communications should identify the party to whom they are being sent, and any communication which indicates it is for the Board of Directors or fails to identify a particular Director will be deemed to be a communication intended for the Company’s Chairman of the Board. The Secretary of the Company will promptly forward to the appropriate Director all communications he or she receives for the Board or any individual Director which relate to the Company’s business, operations, financial condition, management, employees or similar matters. The Company’s Secretary will not forward to any Director any advertising, solicitation or similar materials.

ITEM 1

ELECTION OF DIRECTORS

Composition of the Board

Our Board of Directors has seven Directors. We operate under a Special Security Agreement (“SSA”) with the Department of Defense that imposes limits on the structure of our Board. The SSA is required for us to perform certain work we do with the U.S. government because a substantial amount of our voting equity is beneficially owned by a non-U.S. entity. The purposes of the SSA are to insulate the Company from undue Foreign Ownership Control and Influence (FOCI) and to permit us, despite our foreign ownership, to maintain security clearances that are required to perform work on classified contracts. The key elements of the SSA are that it:

•	imposes substantial industrial security and export control measures within an institutionalized set of corporate practices and procedures;

•

requires active involvement of senior management (referred to as “Officer/Directors”) and certain board members (referred to as “Outside Directors”) in security matters (all of whom must be U.S. citizens and must eligible to have personal security clearances at the level of the Company’s facility security clearance);

•	provides for the establishment of a government security committee (consisting of cleared Officer/Directors and Outside Directors) to oversee classified and export controlled matters; and

•

preserves the foreign indirect stockholder’s right to be represented on our Board of Directors, as an “Inside Director,” with a direct voice in the business management of the Company while denying unauthorized (i) access to classified or export controlled information, and (ii) influence over the Company’s business or management in a manner which could result in the compromise of classified information or could adversely affect the performance of classified contracts.

Under the SSA and our Bylaws, our Board must be composed of a minimum of three Outside Directors, one or more representatives of our former indirect parent company and our largest beneficial stockholder, GLOBAL, and one or more Officer/Directors. The slate of the nominees for Director this year complies with these restrictions.

The Board, on recommendation of the Nominating and Corporate Governance Committee, approved the nomination of the following seven individuals, all of whom are currently serving on the Board, for election as Directors to hold office until the 2011 Annual Meeting of Stockholders and until their successors have been duly elected and qualified:

Name	Age	Position	Position (for SSA purposes)	Director Since
John J. Devine	69	Independent Director	Outside Director	March 2007
Jacques S. Gansler	75	Independent Director	Outside Director	March 2007
John Hillen	44	President, Chief Executive Officer and Director	Officer/Director	January 2008
Ronald C. Jones	51	Executive Vice President, Corporate Development and Director	Officer/Director	March 2007
Damian Perl	41	Director	Inside Director	April 2009
Eric S. Rangen	53	Independent Director	Outside Director	November 2009
Thomas R. Wilson	64	Non-Executive Chairman of the Board	Outside Director	March 2007

In connection with reviewing nominees to stand for election at the 2010 Annual Meeting of Stockholders, the Committee considered the following qualifications for each Director nominee:

John J. Devine has been a director since March 2007. Mr. Devine is a founding partner and President of The Arkin Group LLC since May 2000. Prior to this, Mr. Devine completed a distinguished career of more than thirty years with the Central Intelligence Agency, serving as both Acting Director and Associate Director of the Agency’s foreign operations from 1993 to 1995 and from 1995 to 1998 as the senior CIA representative in Great Britain. Mr. Devine also served as the leader of the Agency’s Latin American Division, Counternarcotics Center and Afghan Task Force. Mr. Devine is a member of the Council on Foreign Relations, the Board of Advisors at Claremont Graduate University’s School of Politics and Economics and serves on the board of CyberCore Technologies LLC and Global Strategies Group (Integrated Security) Inc., an affiliate of our indirect parent, GLOBAL. Mr. Devine received a B.S. in Social Sciences from West Chester University and an M.A. in Political Science from Villanova University. The Company believes that Mr. Devine is well suited to serve as a director because of his past experience with the Central Intelligence Agency and his knowledge of the customer base for the Company’s products and services.

Jacques Gansler has served as a director since March 2007. Since 2001, Dr. Gansler has been a Professor at the University of Maryland. From 1997 to 2001, Dr. Gansler served as the Under Secretary of Defense for Acquisition, Technology and Logistics for the Department of Defense. Prior to this, Dr. Gansler served as the Executive Vice President and a Director for TASC Incorporated, an operating unit of Northrop Grumman Corporation. From 1972 to 1977, Dr. Gansler served as Deputy Assistant Secretary of Defense (Material Acquisition) and Assistant Director of Defense Research and Engineering (Electronics). Dr. Gansler is a member of the Defense Science Board, Comptroller General’s Advisory Board (CGAB) for the U.S. Government Accountability Office (GAO); and a member of the board of directors of iRobot Corporation where he also serves as chair of the nominating and governance committee. Dr. Gansler also serves on the advisory boards of Israel Aircraft Industries (North America), Ltd., Computer Science Corporation, SafeLife Corporation (formerly Triosyn Corporation), Lockheed Martin Corporation, Space and Integrated Systems Sector and the National Security Advisory Panel, University of Maryland. Dr. Gansler received a B.E. in Electrical Engineering from Yale University, an M.A. in Political Economy from New School for Social Research, an M.E. in Electrical Engineering from Northeastern University and a Ph.D. in Economics from American University. The Company believes that Dr. Gansler is well suited to serve as a director because of his experience with the Department of Defense in various senior procurement roles, his knowledge of the regulatory environment in which the Company operates, and his experience as a Director and Officer of defense technology firms, both public and private.

John Hillen has been our President and Chief Executive Officer since August 2008 and a member of our board of directors since January 2008. Prior to joining us, from January 2007 to August 2008, Dr. Hillen was President of Global Strategies Group (USA) LLC, an affiliate of our indirect parent, GLOBAL. From 2005 to 2007, Dr. Hillen served as U.S. Assistant Secretary of State for Political-Military Affairs. Prior to this, Dr. Hillen was President of what is now CGI Federal Inc., a federal IT services company that is a subsidiary of CGI Inc (NYSE: GIB), a Canadian IT services firm. Prior to that Dr. Hillen led the defense and intelligence business at American Management Systems, Inc. (NASDAQ: AMSY), which was sold to CACI International, Inc. in 2004. From 2000 to 2002, Dr. Hillen served as a Vice President and then Chief Operating Officer of Island ECN Inc., a $160 million capital markets firm. Prior to joining Island ECN Inc., Dr. Hillen spent 12 years as an officer in the U.S. Army in both conventional and special operations units and has been decorated for his actions in combat. Dr. Hillen currently serves as a trustee at several non-profit institutions, and is the non-executive chairman and member of the Compensation Committee of Ericsson Federal, Inc. Dr. Hillen also serves on the federal advisory commission for the U.S. Navy, having been appointed to that position by the Secretary of Defense in 2007. Dr. Hillen received a B.A. in Policy Studies/History from Duke University, an M.A. degree in Defense Studies from King’s College, London University, a D.Phil. in International Relations from Oxford University and a Master’s of Business Administration, or MBA, from Cornell University. Dr. Hillen is the author of several books and numerous journal articles on military and security affairs. The Company believes that that Dr. Hillen is well suited to serve as a director because of his past military experience and former role as a senior government official in the national security space, his detailed knowledge of the Company’s products and services, his business experience as our Chief Executive Officer and past leadership roles in federal IT companies.

Ronald C. Jones, became our Executive Vice President, Corporate Strategy and Development as of the closing of our initial public offering. Ronald Jones has been a member of the Company’s board of directors since February 2007. Since March 2006, Ronald Jones has served as President, Technology and Systems, for Contego Systems LLC, our former parent. Prior to joining Contego Systems LLC, Ronald Jones was Senior Vice President, Strategy and Corporate Development and a director of Gray Hawk Systems, Inc. from 2003 to 2006. From 1995 to 2003, Ronald Jones served as Senior Vice President, Corporate Strategy and Development for Veridian Corporation. From 2004 to 2005, Ronald Jones served on the board of the Infodata Corporation. Ronald Jones received a B.S. in Engineering from the U.S. Naval Academy and an MBA from the University of Pennsylvania, Wharton School of Business. Ronald Jones also served as a commissioned officer in the U.S. Marine Corps. The Company believes that that Mr. Jones is well suited to serve as a director because of his past military experience, his past experience at federal IT companies focusing on mergers and acquisitions, an area where the Company expects to be highly active, and his vast knowledge of the industry in which the Company operates.

Damian Perl has served as a director since April 2009. Mr. Perl is the founder, Chairman and Chief Executive Officer of Global Strategies Group Holding, S.A., our former indirect parent company, established in 1998. Prior to 1998 and for a period of a year, Mr. Perl worked on a consultancy basis in the risk management field for industry clients drawn from the energy and mining sectors. Prior to this, Mr. Perl served in the British military both in the Royal Marines Commandos and in Special Forces, and was involved in counter-insurgency operations in Africa and the Balkans. He also advised foreign governments on counter-terrorism, working with indigenous security services and linking civil and military security interests. Mr. Perl is a member of the SAS Regimental Association and the Royal African Society. Mr. Perl received a B.A. degree in Physiology and Biomechanics from Brunel University, London, United Kingdom. The Company believes that that Mr. Perl is well suited to serve as a director because of his past military experience and his global business and strategic expertise in security and defense technology.

Eric S. Rangen has been a director since December 2009 and serves as the Audit Committee Chairman. Mr. Rangen has been the Senior Vice President and Chief Accounting Officer of UnitedHealth Group since December 2006. Before joining UnitedHealth Group in 2006, Mr. Rangen served in several capacities, including Executive Vice President and Chief Financial Officer of Alliant Techsystems, Inc. and as an accountant with Deloitte & Touche LLP where he was a Partner from 1994 - 2001. Mr. Rangen is a member of the board of directors of Flexsteel Industries, Inc., where he also serves as chair of the audit and ethics committee. He is also a member of the board of directors of the Boys & Girls Club of the Twin Cities, Minnesota. Mr. Rangen received a Bachelor of Science in Business Administration Accounting from the University of Minnesota, Minneapolis. The Company believes that Mr. Rangen is well suited to serve as a director because of his accounting expertise for publicly traded companies, his past service on a public company Audit Committee and his knowledge of government contracting through his past service for Alliant Techsystems, Inc.

Thomas Wilson, Vice Admiral, U.S. Navy (Ret.) has served as a director since March 2007 and as Chairman of the Board since October 2008. From 2002 to 2008, Vice Admiral Wilson was associated with Alliant Techsystems, Inc. (ATK) serving in various senior management positions. Appointed President ATK Missile Systems from 2002 - 2003, Vice Admiral Wilson subsequently served as President of the ATK Precision Systems Group from 2003 - 2006 and later as Senior Vice President for Tidewater Operations, Combatant Command Relations and President of ATK Missile Systems Company. Prior to this, Vice Admiral Wilson served for nearly 34 years in the U.S. Navy, with his last position as Director, Defense Intelligence Agency (DIA) from July 1999 to July 2002. In that position, he served concurrently as Manager of the General Defense Intelligence Program (GDIP) overseeing the planning, programming and budgeting functions for military service and combatant command intelligence centers and staffs. Mr. Wilson currently serves on the board of Global Strategies Group (Integrated Security) Inc., an affiliate of our indirect parent, GLOBAL. He has also served on The Ohio State University Alumni Association Board of Directors and the National Defense Industrial Association Board of Trustees. Mr. Wilson received a B.S. degree from The Ohio State University and a Master’s Degree in Management and Human Relations from Webster University. The Company believes that Vice Admiral Wilson is well suited to serve as a director and our Chairman of the Board because of his past military service, his various leadership positions in the U.S. Navy, his roles as senior executive in industry, and his knowledge of the industry in which the Company operates.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE SEVEN NOMINEES FOR DIRECTOR.

REPORT OF THE AUDIT COMMITTEE

Management is responsible for the Company’s internal control over financial reporting and the financial reporting process. Our independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with U.S. generally accepted accounting principles and issuing a report on those consolidated financial statements. The Audit Committee is responsible for monitoring and overseeing these processes. In fulfilling its responsibilities set forth in the Audit Committee Charter, the Committee has performed, among other things, the following actions:

•	It has reviewed and discussed the Company’s latest audited financial statements with management.

•

It has discussed with its independent registered public accounting firm, PricewaterhouseCoopers LLP, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended and adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T.

•

It has received the written disclosures and the letter from the independent accountant required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based on such discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to the Company’s Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the SEC.

Submitted by the members of the Audit Committee:

Eric S. Rangen, Chairman of the Audit Committee

John J. Devine

Thomas Wilson

ITEM 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has retained PricewaterhouseCoopers LLP (PwC) as our independent registered public accounting firm for the year ending December 31, 2010 and is asking the stockholders to ratify that selection. Our organizational documents do not require ratification of the selection of our independent registered public accounting firm; however, we are seeking ratification because we believe that it is a matter of good corporate practice to do so. If the selection of PwC is not ratified, the Audit Committee may reconsider whether to retain PwC. Even if the selection of PwC is ratified, the Audit Committee may change the appointment of PwC at any time if it determines such a change would be in the best interests of the Company and our stockholders.

A representative of PwC will be present at the Annual Meeting and will have the opportunity to make a statement and answer appropriate questions from stockholders.

The Audit Committee believes that PwC is qualified to serve as our independent registered public accounting firm. PwC is familiar with our affairs and financial procedures, having served as our independent auditors since 2007. PwC is registered with the Public Company Accounting Oversight Board.

Under its charter, the Audit Committee must pre-approve all audit and non-audit services provided by PwC. For 2010 the Audit Committee to date has not approved any non-audit services. All audit and non-audit services provided to the Company by PwC for the 2009 fiscal year are described in the “Relationship With Independent Registered Public Accounting Firm” section below.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE AUDIT COMMITTEE’S SELECTION OF PWC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PwC has served as our independent auditors from 2007 to the present. The Audit Committee approves in advance all fees paid to and services provided by PwC. In addition, the Audit Committee has considered those services provided by PwC and has determined that such services are compatible with maintaining the independence of PwC. During 2009 and 2008, we retained PwC to provide services in the following categories and amounts:

	2009 ($)	2008 ($)
Audit Fees(1)	966,431	480,327
Audit-Related Fees	—	—
Tax Fees(2)	197,121	164,322
All Other Fees	—	—

Total	1,163,552	644,649

(1)	In 2009, audit fees included services in connection with our initial public offering totaling $657,810.
(2)	Tax fees consist of fees paid to PwC for professional services rendered for tax compliance, tax advice, and tax planning.

EXECUTIVE OFFICERS

Our current executive officers are:

Name	Age	Title
John Hillen	44	President and Chief Executive Officer, Director
James P. Allen	61	Executive Vice President and Chief Financial Officer
Ronald C. Jones	51	Executive Vice President, Corporate Strategy and Development and Director
Michael Weixel	56	Senior Vice President, Contracts and Administration
Kirk Herdman	46	Senior Vice President, Business Development and Operations
Alexander Drew	49	President, Intelligence Solutions
Timothy Jones	47	Senior Vice President and General Manager, Defense Engineering

John Hillen. Information about Dr. Hillen is provided above in “Item 1—Election of Directors.”

James P. Allen has been our Executive Vice President and Chief Financial Officer since May 2009. Prior to joining us, Mr. Allen served as a senior vice president and chief financial officer of several publicly traded companies in the federal information technology sector, including CACI International, Inc., GRC International, Inc. and Veridian Corporation. Mr. Allen serves on the board as a director and Audit Committee chairman of the following companies: NCI, Inc., Applied Research Associates, Inc., Preferred Systems Solutions, Inc. and as a member of the board of advisors of Stinger Ghaffarian Technologies, Inc. and HeiTech Services, Inc. Mr. Allen received a B.S. in Business and Operation Research and an MBA from the University of Maryland.

Ronald C. Jones. Information about Mr. Jones is provided above in “Item 1—Election of Directors.”

Michael Weixel has been our Senior Vice President, Contracts and Administration since January 2009. From 2007 to 2009, Mr. Weixel served as Vice President, Contracts of Global Strategies Group (Integrated Security) Inc., an affiliate of our indirect parent, GLOBAL. From 1977 to 2007, Mr. Weixel held senior management positions at several companies, including ManTech International Corporation, Gray Hawk Systems, Inc. and Lockheed Martin Corporation. Mr. Weixel received a B.S. in Government from the College of William & Mary and an MBA in Logistics, Operations, and Material Management from George Washington University.

Kirk Herdman has been our Senior Vice President, Business Operations and Development since June 2009. Prior to this, and since 2005, Mr. Herdman served as Senior Vice President, for Defense and Space Programs at Wyle Information Systems Inc. From 1988 to 2004, Mr. Herdman served in various positions at Gray Hawk Systems, Inc. and General Dynamics Corporation (formerly Veridian Corporation) including Vice President for Defense Business Development, Vice President of Sales & Marketing for Veridian Corporation’s engineering Applied Technology Group (ATG) and Director of Veridian Engineering’s San Diego, CA office. Mr. Herdman received a B.S. in Applied Mathematics from Virginia Polytechnic Institute and State University (Virginia Tech) and is a graduate of the University of Virginia’s Darden Business School Executive Training Program on Leadership Change.

Alexander Drew has been President of the Intelligence Solutions Division (IS) (The Analysis Corp.), a wholly owned subsidiary of the Company, since January 2009. From June 2005 to December 2008, Mr. Drew served as Vice President-Intelligence Operations with IS. In 2001, Mr. Drew was recalled to active duty and counterterrorism exercises for NATO and the Department of Defense’s Joint Staff J2 (Intelligence). Mr. Drew served as Senior Watch Officer for the National Counterterrorism Center (NCTC) and was the representative from the Defense Intelligence Agency’s Joint Intelligence Task Force for Combating Terrorism (JITF-CT) to help establish NCTC’s Operations Center until his retirement in May 2005. From 1996 to 2001, Mr. Drew was Senior Vice President and General Counsel of EDGE Tech Corporation, and from 1992 to 1996, was an associate at the law firm of Akin, Gump, Strauss, Hauer and Feld LLP. Mr. Drew served in the U.S. Navy, retiring with the rank of Captain. Mr. Drew received a B.S. in Physics from Miami University of Ohio and a J.D. from the Catholic University, Columbus School of Law.

Timothy Jones has been our Vice President and General Manager of Defense Engineering since February 2009. From 2008 to 2009, Timothy Jones was Deputy General Manager, and from 2005 to 2008, Timothy Jones served as Senior Program Manager and Director of Finance. Prior to 2005, Timothy Jones was a Senior Vice President of the Delmarva Foundation for Medical Care, Inc. Timothy Jones received a B.S. in Economics and an MBA from Virginia Polytechnic Institute and State University (Virginia Tech).

OTHER KEY OFFICERS

In addition to our executive officers, our other current key officers are:

Name	Age	Title
Lisa Broome	46	Vice President, Human Resources, Corporate Secretary
Joseph M. Cormier	33	Senior Vice President, Finance

Lisa Broome has been our Vice President, Human Resources since 1997. Ms. Broome joined the Company in 1996 and is responsible for a number of corporate governance and compliance programs. In 2008 she was named Corporate Secretary. From 1990 to 1996, Ms. Broome served as Director, Human Resources for TRI-COR Industries, and prior to that Ms. Broome was the Production Manager for UniFirst Corporation. Ms. Broome received her B.S. in Business and Management and her M.S. in Management from the University of Maryland.

Joseph M. Cormier has been our Senior Vice President, Finance since January 2010. From 2005 to 2010, Mr. Cormier was a corporate officer of ManTech International Corporation and was most recently Senior Vice President, Corporate Development since January 2009. Prior to ManTech, Mr. Cormier was Vice President, Corporate Development of DigitalNet Holdings from July 2003 to October 2004, and from 1998 to 2003 was an investment banker at Banc of America Securities LLC. Mr. Cormier received a Bachelor of Arts in Economics & Political Science from Columbia University.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Our Executive Compensation Philosophy

Our compensation program and policies are designed to attract, motivate and retain executives of outstanding ability in order to achieve our full growth potential and maximize the return to our stockholders.

The primary objectives of our executive compensation program are to:

•	attract and retain talent;

•	provide total direct compensation opportunities that are competitive with opportunities provided to executives of comparable companies at comparable levels of performance;

•

ensure that our executives’ total compensation levels are correlated to both our short-term and long-term financial performance in areas such as revenue, net income and operating efficiency, which we believe are then reflected in increased stockholder value over time;

•	focus and motivate executives on the achievement of objectives at the individual, business-unit and company-wide levels; and

•	reward executives in accordance with their relative contributions to achieving strategic milestones and advancing key mission-related objectives.

To achieve these objectives, the Compensation Committee has implemented compensation policies that tie a substantial portion of the executives’ overall compensation to financial and operational goals such as growth in revenue and profit from year-to-year. These compensation policies may be summarized as follows:

•

Total compensation for executive officers is measured at the 50th-75th percentile of the median of local and nationally recognized survey data. Our survey information is discussed in more detail below. We believe this is necessary to attract outstanding executives.

•

The mix of total compensation elements reflects an appropriate balance between competitive market requirements and strategic business needs. We believe the opportunity for executives to receive additional compensation based upon achieving or exceeding established performance objectives properly aligns our equity programs and management’s focus with the interests of our stockholders.

•

The short-term non-equity incentive compensation portion of total compensation, which we refer to as the Management Performance Incentive Plan, provides the opportunity to earn total cash compensation at the upper quartile of competitive pay based on outstanding corporate performance. Each executive is eligible to receive cash incentive payments based on achievement of specific performance measures. The amount awarded annually is determined by the Compensation Committee’s review of the executive’s achievement of such performance measures. As an executive’s responsibility increases, the portion of his or her total compensation represented by incentive compensation payments increases.

•	The long-term equity incentive compensation portion of each executive’s annual compensation is linked to our overall performance with a goal of maximizing stockholder return.

•	Benefits are designed to be market competitive.

Compensation Committee Process

Our Compensation Committee meets at least twice a year to evaluate the performance of our executive officers and holds additional meetings as the Compensation Committee members deem appropriate. The Compensation Committee is responsible for adopting, administering and maintaining programs and plans involving stock incentives and executive bonuses and other similar compensation programs and any other compensation matters requested by the Board. In addition, the Compensation Committee is responsible for reviewing and approving the compensation of the Chief Executive Officer and the other executive officers. The Compensation Committee determines the amount of each element of our compensation program by taking into consideration the competitive landscape, executive’s experience, results of operations, short and long term corporate goals and economic conditions.

In order to set compensation levels competitively, Management obtains market analysis information and executive compensation survey data obtained from nationally recognized survey providers, including Watson Wyatt Worldwide and Washington Technical Personnel Forum—Market Pay Survey. Management and the Compensation Committee utilize the information obtained through this analysis, together with all other relevant materials, to make informed recommendations and decisions concerning both the composition of and the level of our executive compensation, and to assist in designing executive compensation plans and programs that are aligned with our corporate compensation philosophy. Executives are provided total compensation packages in the 50-75th percentile of the median of the compiled survey data.

At the request of our Chairperson, our Chief Executive Officer is invited to the Compensation Committee meetings as a guest of the committee to make recommendations to the Compensation Committee with respect to base salary increases, the setting of performance targets and the amounts of any short-term and long-term incentive compensation, and equity awards for our executive officers (other than himself). He provides the committee with feedback regarding the performance of our executive officers, including their contributions toward achieving our corporate performance goals. Our Chief Executive Officer and Vice President, Human Resources have worked, and are expected to continue to work, with the Compensation Committee to establish the agenda and prepare the materials for Compensation Committee meetings. Our Chief Executive Officer is not present for portions of Compensation Committee meetings that involve deliberations with respect to his own compensation. Our other officers may attend these meetings at the invitation of the Compensation Committee. The Compensation Committee believes input from management and outside advisors, as noted below, is valuable; however, the Compensation Committee makes all final compensation decisions based on independent analysis and assessment.

Elements of Executive Compensation

Our executive compensation program consists of the following components:

•	base salary, which is designed to allow us to attract and retain the most qualified candidates,

•

short-term non-equity incentive compensation (consisting of cash performance bonuses), which is designed to provide performance-based incentives to our executives for the achievement of important financial objectives, and

•	long-term equity incentive compensation (consisting of stock options and restricted stock awards), which are granted to incentivize executive performance that increases stockholder value.

A detailed description of these components is provided below.

As a result, a majority of each executive officer’s total annual compensation opportunity is “at-risk” and tied to our annual and long-term financial performance, as well as to the enhancement of stockholder value. We have measured the total direct compensation opportunities for executives with the goal of linking such opportunities to performance. Our executive compensation programs are intended to reward achievement of target financial performance with total direct compensation in the range of the 50th-75th percentile of the median of local and nationally recognized survey data. Most of our executives are provided compensation at the 50% median level. In the past, while not reducing salaries, we have reduced annual increases and bonuses for executive salaries in excess of the 50% median. Base salary is generally kept consistent with the market and reflects the complexity and scope of responsibilities for the executive.

Executive officers also receive competitive benefits.

Base Salary

We provide a fixed base salary to our executives to compensate them for services provided to us during the year. We utilize base salary as the primary means of providing compensation for performing the essential elements of an executive’s job. We believe our base salaries are set at levels that allow us to attract and retain executives in competitive markets. Base salaries are reviewed annually with this objective in mind. For 2009, the Compensation Committee approved the following increases in base salary of our executives over 2008 base salaries:

Name	% Increase in Base Salary	2009 Base Salary
John Hillen	0%	$380,000
President and Chief Executive Officer
James P. Allen	0%	$300,000
Executive Vice President and Chief Financial Officer
Kevin Kissner	4%	$177,362
Former Chief Financial Officer
Ronald C. Jones	0%	$300,000
Executive Vice President, Corporate Strategy and Development
Alexander Drew	15%	$224,250	(1)
President, Intelligence Solutions
Timothy Jones	19%	$180,000	(2)
Senior Vice President and General Manager, Defense Engineering

(1)	Mr. Drew was promoted from Vice President, Intelligence and Analysis to President, Intelligence Solutions; therefore, 10% of the 15% increase reflects his promotion and related increase in responsibility.
(2)	In February 2009, Mr. T. Jones was promoted from Deputy General Manager, Defense Engineering to Vice President and General Manager, Defense Engineering; therefore, 14% of the 19% increase reflects his promotion and related increase in responsibility.

In general, base salaries for our named executive officers are initially established through arm’s-length negotiation at the time the executive is hired, taking into account such executive’s qualifications, experience and prior salary. Base salaries of our named executive officers are approved and reviewed annually by our Chief Executive Officer, and in the case of our Chief Executive Officer’s base salary, by our Compensation Committee. Annual merit adjustments to base salaries are made to align base salary with an executive officer’s responsibilities, individual contribution, prior experience and sustained performance. Performance evaluations are conducted annually to determine merit increases for all employees including executives. The performance evaluation includes the following 16 performance factors:

• Attendance/Punctuality	• Ability to Direct Activities of Others

• Knowledge	• Acceptance of Supervision/Criticism

• Problem Solving and Creativity	• Productivity/Efficiency

• Judgment/Decision Making	• Quality of Output

• Planning and Organization	• Effectiveness of Customer Relations

• Flexibility and Adaptability	• Company Identification

• Ability to Work Independently	• Written Expression

• Ability to Work With Others	• Oral Expression

The performance factors are graded from 1 to 5, with 5 being the highest or exceptional performance. The grading results determine an executive officer’s eligibility for a merit increase. To be eligible for a merit increase, the executive officer must receive an acceptable rating, and the compensation survey data that we use must support that an increase in base salary is warranted. We consider the year-to-year merit increases that we have implemented to be in line with industry standards.

Other factors that we may take into account in deciding upon base salary increases include the executive officer’s current salary, equity ownership, if any, and pay equity relative to an executive officer’s peers within our company, which we analyze by comparing the pay of each executive officer to other members of the management team. In making decisions regarding salary increases, we may also draw upon the experience of members of our board of directors with other companies. We have historically reviewed anonymous private company compensation surveys when setting and adjusting base salaries. Base salaries are also reviewed in the case of promotions or other significant changes in responsibility.

In 2009, several of our executives did not receive a salary increase because they were newly hired. Generally, merit salary increases range from 4% to 5%. Two of our named executive officers were promoted; therefore, their salary increases reflect a merit increase and a promotion increase due to the changes in their roles and responsibilities.

Short-Term Non-Equity Incentive Compensation

We provide annual cash incentive awards to our executives through our Management Performance Incentive Plan. Pursuant to the Management Performance Incentive Plan, our executives are eligible to receive cash incentive awards upon the achievement of certain key Company-level performance measures and business unit goals for certain business units. Such Company-level performance measures, business unit goals and the eligibility under the Management Performance Incentive Plan are established by the Compensation Committee at the beginning of each fiscal year. The Compensation Committee establishes threshold, target and stretch level goals for each Company-level performance measure and business unit goal. Each performance measure is considered independently from the other measures. In addition, the Compensation Committee, within its discretion, can make modifications to the Management Performance Incentive Plan, or may elect not to make any awards under the Management Performance Incentive Plan, dependent upon Company and individual performance. We believe that having a significant portion of compensation linked to key Company performance measures and business unit goals directly aligns individual executive performance with our business objectives. The Chief Executive Officer can make recommendations to the Compensation Committee for discretionary bonuses for certain individuals who exhibit exemplary performance.

Short-term non-equity incentive compensation payments for 2009 performance were determined on February 2, 2010. Since our audited financial information was not approved by our Audit Committee until March 3, 2010, the Compensation Committee established the threshold, target and stretch goals and distributed short-term non-equity incentive compensation payments based on unaudited calculations of the performance measures. There were no material changes between the unaudited financial information used to determine satisfaction of performance measures and our actual audited financial information for 2009. If, however, there were a material change between the audited and unaudited financial information that affected the payment to an executive officer, corresponding adjustments would be made to such executive officer’s short-term non-equity incentive compensation payment.

The EBITDA, as Adjusted, performance measure for 2009 represents EBITDA adjusted for (1) expenses related to our initial public offering and (2) stock compensation expense.

Our 2008 funded backlog as reported in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 reflected adjustments for unrealized funded backlog. These adjustments were not reflected in the 2008 funded backlog estimates that were used in January 2009 to establish the Funded Backlog performance measure for 2009.

2009 Potential Payments under Management Incentive Performance Plan

The table below illustrates the potential cash incentive award payable, which we refer to as the management performance incentive potential, at each performance level (i.e., threshold, target or stretch) as a percentage of 2009 base salary for each named executive officer:

Management Performance Incentive Potential (as a percentage of 2009 base salary)

Name	Management Performance Incentive Potential at Threshold	Management Performance Incentive Potential at Target(1)	Management Performance Incentive Potential at Stretch(2)
John Hillen	0%	80%	100%
James P. Allen	0%	50%	62.5%
Kevin Kissner	0%	30%	37.5%
Ronald C. Jones	0%	50%	62.5%
Alexander Drew	0%	50%	62.5%
Timothy Jones	0%	50%	62.5%

(1)	When a performance measure was achieved above the threshold level, but below the target level, the executive earned management performance incentive compensation on a linear basis between the management performance incentive potential at threshold and at target for such performance measure. An executive did not earn incentive compensation on a performance measure unless 2009 results exceeded 2008 performance.
(2)	When a performance measure was achieved above the target level, the executive earned management performance incentive compensation on a linear basis between the management performance incentive potential at target and at stretch for such performance measure.

2009 Performance Measures Under Management Performance Incentive Plan

Hillen, Allen & Kissner:

For 2009, the Compensation Committee established the following performance measures for Dr. Hillen and Messrs. Allen and Kissner:

Performance Measure	Allocation(1)	Threshold ($MM)		Target ($MM)		Stretch ($MM)
Revenue	24.5%	189.4	(2)	217.8	(3)	>Target
EBITDA, as Adjusted	24.5%	20.6	(4)	22.0	(5)	>Target
Funded Backlog	21%	119.2	(6)	148.9	(7)	>Target
Consolidated Business Unit EBIT	15%	n/a			(8)	n/a
Other—Management by Objectives	15%	n/a			(9)	n/a

(1)	Amounts above threshold are calculated on a linear basis. For this reason, the percentage allocation for the Revenue, EBITDA, as Adjusted, and Funded Backlog performance measures is subject to change based on the Company’s achievement in each category.
(2)	The threshold goal for the Revenue performance measure represents 2008 revenue.
(3)	The target goal for the Revenue performance measure was an approximately 15% increase in revenue from 2008 revenue.
(4)	The threshold goal for the EBITDA, as Adjusted, performance measure represents 2008 EBITDA.
(5)	The target goal for the EBITDA, as Adjusted performance measure was 10% of the target Revenue performance measure.
(6)	The threshold goal for the Funded Backlog performance measure represents the Funded Backlog at December 31, 2008.
(7)	The target goal for the Funded Backlog performance measure represents a 25% increase over Funded Backlog at December 31, 2008.
(8)	Each of the earnings before interest and taxes (EBIT) performance measures for the Defense Engineering (DE), Intelligence Solutions (IS) and Mission Systems (MS) business units set forth in the tables for Mr. Drew and Mission Systems, respectively, must be met at the target level. Therefore, if one business unit did not meet its EBIT goal at target, the other two business units exceeded their target goals, and all three business units on a combined basis still exceeded 100% of the Business Unit EBIT goal, then Dr. Hillen and Messrs. Allen and Kissner would receive only two-thirds of the 15% allocation for this performance measure. The Compensation Committee did not establish threshold or stretch level goals for the Business Unit EBIT performance measure.
(9)	The Management by Objectives (MBO) performance measure was focused on consolidation of operating procedures across business units, except for Mr. Allen, whose MBO was to close our initial public offering prior to December 31, 2009.

Timothy Jones:

In 2009, Mr. T. Jones was Vice President, General Manager of Defense Engineering (DE). For 2009, the Compensation Committee established the following performance measures for Mr. T. Jones:

Performance Measure	Allocation(1)	Threshold ($MM)		Target ($MM)		Stretch ($MM)
DE Revenue	22.75%	109	(2)	125	(3)	>Target
DE EBIT	22.75%	13.4	(4)	14.7	(5)	>Target
DE Funded Backlog	19.5%	72.7		90.9		>Target
Revenue	8.75%	189.4		217.8	(6)	>Target
EBITDA, as Adjusted	8.75%	20.6		22.0	(6)	>Target
Funded Backlog	7.5%	119.2		148.9	(6)	>Target
Other—MBO	10%	n/a			(7)	n/a

(1)	Amounts above threshold are calculated on a linear basis. For this reason, the percentage allocation for the DE Revenue, DE EBIT and DE Funded Backlog performance measures is subject to change based on the Company’s achievement in each category.
(2)	The threshold goal for the DE Revenue performance measure was 2008 DE Revenue.
(3)	The target goal for the DE Revenue performance measure was an approximately 15% increase from 2008 DE Revenue.
(4)	The threshold goal for the DE EBIT performance measure was 2008 DE EBIT.
(5)	The target goal for the DE EBIT performance measure was achieving DE EBIT equal to 12% of the target goal for the DE Revenue performance measure.
(6)	The target goal for the Revenue, EBITDA, as Adjusted, and Funded Backlog performance measures equaled the target performance measures set forth in the table for Dr. Hillen and Messrs. Allen and Kissner.
(7)	The MBO established for Mr. T. Jones was to increase new bids for new business and to increase the win rate of those bids.

Drew:

In 2009, Mr. Drew was promoted to President of Intelligence Solutions (IS). For 2009, the Compensation Committee established the following performance measures for Mr. Drew:

Performance Measure	Allocation(1)	Threshold ($MM)		Target ($MM)		Stretch ($MM)
IS Revenue	22.75%	50.1	(2)	57.6	(3)	>Target
IS EBIT	22.75%	5.4	(4)	6.24	(5)	>Target
IS Funded Backlog	19.5%	21.3	(6)	26.7	(7)	>Target
Revenue	8.75%	189.4		217.8	(8)	>Target
EBITDA, as Adjusted	8.75%	20.6		22.0	(8)	>Target
Funded Backlog	7.5%	119.2		148.9	(8)	>Target
Other—MBO	10%	n/a			(9)	n/a

(1)	Amounts above threshold are calculated on a linear basis. For this reason, the percentage allocation for the IS Revenue, IS EBIT and IS Funded Backlog performance measures is subject to change based on the Company’s achievement in each category.
(2)	The threshold goal for the IS Revenue performance measure represents the 2008 IS Revenue.
(3)	The target goal for the IS Revenue performance measure was an approximately 15% increase from 2008 IS revenue.
(4)	The threshold goal for the IS EBIT performance measure represents 2008 IS EBIT.
(5)	The target goal for the IS EBIT performance measure was achieving IS EBIT equal to 11% of the target goal for the IS Revenue performance measure.
(6)	The threshold goal for the IS Funded Backlog performance measure represents the IS Funded Backlog at December 31, 2008.
(7)	The target goal for the IS Funded Backlog performance measure represents a 25% increase over the IS Funded Backlog at December 31, 2008.
(8)	The target goal for the Revenue, EBITDA, as Adjusted, and Funded Backlog performance measures equaled the target performance measures set forth in the table for Dr. Hillen, and Messrs. Allen and Kissner.
(9)	The MBO established for Mr. Drew was to increase new bids for new business and to increase the win rate of those bids.

Mission Systems Division

For 2009, the Compensation Committee established the following performance measures for the Mission Systems (MS) Division:

Performance Measure	Threshold ($MM)		Target ($MM)		Stretch ($MM)
MS Revenue	30.3	(1)	34.8	(2)	>Target
MS EBIT	2.9	(3)	3.4	(4)	>Target
MS Funded Backlog	25.1	(5)	31.4	(6)	>Target

(1)	The threshold goal for the MS Revenue performance measure was the 2008 MS Revenue.
(2)	The target goal for the MS Revenue performance measure was an approximately 15% increase from 2008 MS Revenue.
(3)	The threshold goal for the MS EBIT performance measure was the 2008 MS EBIT.
(4)	The target goal for the MS EBIT performance measure was achieving MS EBIT equal to 10% of the target goal for the MS Revenue performance measure.
(5)	The threshold goal for the MS Funded Backlog performance measure represents the MS Funded Backlog at December 31, 2008.
(6)	The target goal for the MS Funded Backlog performance measure represents a 25% increase over the MS Funded Backlog at December 31, 2008.

2009 Achievements under Management Incentive Performance Plan Performance Measures

On February 2, 2010 the Compensation Committee met to review the satisfaction of the performance measures for fiscal year 2009 under the Management Performance Incentive Plan. The following table reflects the 2009 achievement for each performance measure:

Performance Measure	Achievement ($MM)
Revenue	212.6
EBITDA, as Adjusted	23.4
Funded Backlog	102.3
DE Revenue	122.2
DE EBIT	16.6
DE Funded Backlog	64.9
IS Revenue	60.4
IS EBIT	6.4
IS Funded Backlog	21.3
MS Revenue	30.4
MS EBIT	1.9
MS Funded Backlog	16.1

Based on the achievements outlined above, the Compensation Committee approved the following management performance incentive payments based on 2009 results:

Executive	Percentage of Base Salary
John Hillen	58%
James P. Allen	36%
Kevin Kissner	21%
Ronald C. Jones	36%
Alexander Drew	41%
Timothy Jones	37%

Long-Term Incentive Compensation

In connection with our initial public offering, we adopted the 2009 Performance Incentive Plan, which we refer to as the Plan. Concurrent with the closing of the initial public offering, we assumed all obligations relating to outstanding awards made under the prior SFA Inc. 2007 Stock Option Plan, which we refer to as the SFA Plan. As of April 19, 2010, 853,692 of the Plan’s 1,125,000 shares have been granted.

The Plan is designed to reward executives and other employees for long-term growth consistent with Company performance and stockholder return through the award of stock options and restricted stock. The Compensation Committee reviews and approves all award grants to the executive officers. Our Compensation Committee makes annual grants of equity awards, if any, to our executives in connection with its annual review of our executives’ compensation and performance. Throughout the year, our Compensation Committee evaluated grants for new hires, promotions or other changes that may warrant additional grants.

The Compensation Committee did not apply a rigid formula in allocating stock options to executives as a group or to any particular executive. Instead, the Compensation Committee exercised its judgment and discretion and considered, among other things, the role and responsibility of the executive, competitive factors, the amount of stock-based equity compensation already held by the executive, the non-equity compensation received by the executive and the total number of options to be granted to all participants during the year. Outstanding stock options and restricted stock awards made under the SFA Plan and the newly granted stock options vest ratably over a four year period from the date of grant for all employees, except for options granted to James Allen, our Executive Vice President and Chief Financial Officer, in May 2009, which have a three year vesting period. The exercise price of any option is equal to the fair market value of the Shares on the date of grant, which, prior to our initial public offering, was determined by the Board of Directors.

The ultimate value of the long-term incentive compensation awards will be dependent upon the actual performance of our stock over time. After the effective date of this offering, the exercise price of any option will be the closing price of our common stock on The Nasdaq Global Market on the date of grant.

Annually, the Compensation Committee is expected to approve grants of stock options based on recommendations from the Chief Executive Officer and management. The Compensation Committee will also evaluate grants for new hires, promotions, performance or other changes that may warrant additional grants. In late 2009, the Compensation Committee approved the grant of 50,000 stock options and 20,000 shares of restricted stock for the Chief Executive Officer with a grant date of January 4, 2010. The stock vests ratably over a four year period from the date of grant, and the restricted stock vests ratably over a three year period. The grant will be reflected in the Grants of Plan-Based Awards table in the Company’s proxy statement for the 2011 Annual Meeting of Stockholders.

Indirect Compensation: Benefits and Perquisites

Executive officers participate in the employee benefit plans and programs that are generally available to all of our employees, including health and welfare benefits and 401(k) matching, profit sharing and other standard benefits. We do not consider perquisites to be a principal component of our executive officers’ compensation. We believe that our executive officer benefits and perquisite programs are reasonable and competitive with benefits and perquisites provided to executive officers of similarly situated companies, and are necessary to sustain a fully competitive executive compensation program.

Other Bonus Compensation

In February 2010, the Compensation Committee granted discretionary bonuses to each of the named executive officers, noting their efforts with respect to the initial public offering. Discretionary bonuses granted were in the amounts of $75,000 for Dr. Hillen, $40,000 for Messrs. Allen and R. Jones, $45,000 for Mr. Kissner, $30,000 for Mr. Drew and $35,000 for Mr. T. Jones.

Upon Mr. R. Jones’ joining the Company in connection with our initial public offering, he elected to forego the bonus compensation due him under his prior employment agreement, which provided for a bonus of up to 30% of his base salary. As a result, pursuant to Mr. R. Jones’ employment agreement with the Company, for 2009 he was to be considered for an annual bonus with a performance-based target of 50% of his base salary. In determining Mr. R. Jones’ bonus for 2009 performance, the Compensation Committee elected to apply the same performance measures under the Management Performance Incentive Plan applicable to Dr. Hillen and Messrs. Allen and Kissner. As a result, Mr. R. Jones received a bonus of $109,108.

Other Compensation

Upon the acquisition of SFA, Inc., which we refer to as SFA, Messrs. Kissner and Drew executed retention agreements granting them a right to payment on the one year anniversary of the acquisition if such executives continued employment with us through such date. Retention payments of $25,500 and $65,000 were made to Messrs. Kissner and Drew, respectively, on February 9, 2009.

Executive Equity Ownership

Pursuant to our corporate governance guidelines, we encourage our executives to hold an equity position in our Company. However, we do not have specific share retention and ownership guidelines for our executives.

In addition see “—Executive Employment Contracts and Potential Payments upon Termination or Change in Control” and “—Severance and Change in Control Payments” below for a description of the severance and change in control arrangements we have with our named executive officers. The Compensation Committee believes that these arrangements are necessary to attract and retain our named executive officers. The terms of each arrangement were determined through negotiations with the applicable named executive officer in connection with his hiring and were not based on any set formula.

Government Limitations on Compensation

As a government contractor, we are subject to the Federal Acquisition Regulations, or FAR, which govern the reimbursement of costs by our government customers. FAR 31.205-6(p) limits the allowability of senior executive compensation to a benchmark compensation cap established each year by the Administrator of the Office of Federal Procurement Policy, or OFPP, under Section 39 of the OFPP Act (41 U.S.C. 435). The benchmark cap applies to the five most highly compensated employees in management positions in each home office and each of our business segments. When comparing senior executive compensation to the benchmark cap, all wages, salary, bonuses and deferred compensation, if any, for the year, as recorded in our books and records, must be included. The benchmark compensation cap for contract costs incurred after January 1, 2010, as published in the Federal Register, is $693,951. Any amounts over the cap are considered unallowable and are therefore not recoverable under our government contracts.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally limits the deductibility of certain compensation in excess of $1,000,000 paid in any one year to the principal executive officer and the other three highest paid executive officers (other than the principal financial officer). Qualified performance-based compensation will not be subject to this deduction limit if certain requirements are met. As described above, all of our short-term non-equity incentive compensation is determined based upon the achievement of certain pre-determined financial performance goals, which permits us to deduct such amounts pursuant to Section 162(m). In addition, stock options are inherently performance-based and qualify for the deduction under Section 162(m). Pursuant to applicable regulations, Section 162(m) will not apply to compensation paid or stock options, stock appreciation rights or restricted stock granted under the compensation agreements and plans described in this prospectus during the reliance transition period ending on the earlier of the date the agreements or plan is materially modified or the first meeting at which directors are elected during 2013. While we will continue to monitor our compensation programs in light of Section 162(m), the Compensation Committee considers it important to retain the flexibility to design compensation programs that are in the best long-term interests of our company and our stockholders. As a result, we have not adopted a policy requiring that all compensation be deductible and the Compensation Committee may conclude that paying compensation at levels that are not deductible under Section 162(m) is nevertheless in the best interests of the Company and our stockholders.

Summary Executive Compensation

Below is a summary compensation table for 2009 including our Chief Executive Officer, our Chief Financial Officer, our former Chief Financial Officer and the three most highly compensated executive officers who were serving as executive officers at the end of 2009.

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)		Option Awards ($)(2)	Stock Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
John Hillen,	2009	379,995		75,000		—	—		221,124	60	(4)	676,180
President and Chief Executive Officer	2008	126,665		—		566,731	—		275,281	—		968,677

James P. Allen,	2009	171,153		40,000		307,424	620,460		109,108	203,507	(5)	1,352,814
Executive Vice President and Chief Financial Officer

Kevin Kissner,	2009	175,405		45,000		91,870	—		37,097	25,560	(6)	374,932
Former Chief Financial Officer	2008	166,053		16,793		—	—		70,207	46,297		299,350

Ronald C. Jones,	2009	16,538	(7)	149,108	(8)	—	3,686,187	(9)	—	—		3,851,833
Executive Vice President, Corporate Strategy and Development

Alexander Drew,	2009	223,026		30,000		—	—		91,349	84,496	(10)	428,871
President, Intelligence Solutions

Timothy Jones,	2009	175,663		35,000		183,739	—		66,528	90	(11)	461,020
Senior Vice President and General Manager, Defense Engineering

(1)	Except for Mr. R. Jones, in February 2010 executives received discretionary bonuses in the amounts reflected in this column for their efforts related to the initial public offering in 2009.
(2)	Amounts in these columns reflect the aggregate grant date fair value of the awards calculated in accordance with generally accepted accounting principles. For assumptions used in determining the fair value of stock awards, see Note 11 to the Company’s consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.
(3)	Executive officers are eligible for non-equity incentive compensation in the form of cash awards that are based upon achievement of Company and/or business unit performance goals in accordance with our Management Performance Incentive Plan. Cash bonuses under the Management Performance Incentive Plan are accrued in the year earned and paid in the following year. The amounts identified in this column were paid in February 2010 for 2009 performance. For a detailed description of our short-term non-equity incentive compensation, see “Compensation Discussion and Analysis—Short Term Non-Equity Incentive Compensation.”
(4)	The other compensation that Mr. Hillen received in 2009 consisted of a gross up payment in the amount of $60 for excess life insurance above $50,000.

(5)	The other compensation that Mr. Allen received in 2009 included $98,838 for consulting fees that he earned prior to becoming an employee of the Company in May, 2009. Also included is a make-whole payment because of the failure to re-price Mr. Allen’s stock bonus award in connection with a dividend and debt repayment that occurred in connection with restructuring transactions that occurred prior to our initial public offering. As a result, of the dividend and debt repayment, the value of Mr. Allen’s stock grant was reduced by $104,438. In February 2010, the Compensation Committee approved the make-whole payment in cash versus providing additional shares. In addition, Mr. Allen received a gross up payment in the amount of $231 for excess life insurance above $50,000.
(6)	The other compensation that Mr. Kissner received in 2009 consisted of the following: (i) a retention payment in the amount of $25,500 made on February 9, 2009 and (ii) a gross up payment in the amount of $60 for excess life insurance above $50,000.
(7)	Mr. R. Jones did not become an employee of the Company until our initial public offering. As a result, Mr. R. Jones’ salary reflects compensation he received from November 25, 2009 through December 31, 2009. Mr. Jones’ salary is $300,000 per annum.
(8)	Mr. R. Jones received a discretionary bonus in the amount of $40,000 for his efforts related to our initial public offering and a bonus of $109,108 approved by the Compensation Committee in lieu of a bonus under his prior employment agreement. See “Compensation Discussion and Analysis—Other Bonus Compensation.”
(9)	In 2006, Mr. R. Jones was granted a 12% membership interest in Contego Systems LLC, our former parent. In 2009, immediately prior to our initial public offering, Mr. R. Jones’ restricted membership interest was redeemed by Contego Systems LLC in exchange for unrestricted Shares of the Company owned by Contego Systems LLC of equal value. The redemption and completion of the initial public offering triggered recognition of the compensation expense reflected in the table above.
(10)	The other compensation that Mr. Drew received in 2009 consisted of the following: (i) a retention payment in the amount of $65,000 made on February 9, 2009, (ii) a payment for unused accrued paid time off in the amount of $19,406 and (iii) a gross up payment in the amount of $90 for excess life insurance above $50,000.
(11)	The other compensation that Mr. T. Jones received in 2009 consisted of a gross up payment in the amount of $90 for excess life insurance above $50,000.

Grants of Plan-Based Awards

The following table sets forth information concerning grants of plan-based awards to the named executive officers during 2009.

Name	Grant Date	Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise Price of Option Awards (per share)	Grant Date Fair Value of Option Awards(2)
		Threshold	Target	Stretch
John Hillen	—	$0	$304,000	$380,000	—	—	—	—
James P. Allen	—	$0	$150,000	$187,500	—	54,648	$14.38	$307,424
Kevin Kissner	—	$0	$51,000	$63,750	—	16,395	$14.38	$91,870
Ronald C. Jones	—	—	—	—	—	—	—	—
Alexander Drew	—	$0	$112,000	$140,000	—	—	—	—
Timothy Jones	—	$0	$90,000	$112,500	—	32,789	$14.38	$183,739

(1)	Represents the amounts that could have been paid at threshold, target and stretch performance levels for 2009 under our Management Performance Incentive Plan. The “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table sets forth the actual amounts paid under our Management Performance Incentive Plan for 2009. For a detailed description of our short-term non-equity incentive compensation, see “Compensation Discussion and Analysis—Short Term Non-Equity Incentive Compensation.”

(2)	Represents the aggregate grant date fair value calculated in accordance with generally accepted accounting principles with respect to all awards made in 2009.

Outstanding Equity Awards at Year-End

The following table sets forth information concerning stock option awards held by the named executive officers as of the end of fiscal year 2009. There were no restricted shares held by the named executive officers as of the end of fiscal year 2009.

Name	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date
	Number Exercisable(1)	Number Unexercisable
John Hillen	33,750	101,250	$8.54	8/18/2018
James P. Allen	18,264	36,432	$14.38	5/18/2019
Kevin Kissner	4,099	12,296	$14.38	4/30/2019
Ronald C. Jones	—	—	—	—
Alexander Drew	25,002	8,334	$6.52	2/7/2017
Timothy Jones	8,197	24,592	$14.38	4/30/2019

(1)	Options granted to executive officers other than Mr. Allen vest in four equal, annual installments beginning on the anniversary of the grant unless vesting is accelerated based upon a designated change in control event. Mr. Allen’s options vest in three equal annual installments beginning on the anniversary of the grant.

Option Exercises and Stock Vested

The named executive officers did not exercise any stock options in 2009.

In 2006, Mr. R. Jones was granted a 12% membership interest in Contego Systems LLC, our former parent. In 2009, immediately prior to our initial public offering, Mr. R. Jones’ restricted membership interest was redeemed by Contego Systems LLC in exchange for unrestricted Shares of the Company owned by Contego Systems LLC of equal value. The redemption and completion of the initial public offering triggered a recognition by the Company of stock compensation expense. No other restricted stock awarded to any named executive officer vested in 2009.

Pension Benefits and Non-Qualified Deferred Compensation

We do not have, and the named executive officers do not participate in, any pension or non-qualified deferred compensation plans. We do, however, maintain the GNA 401(k) Plan, as defined below, and our named executive officers are eligible to participate on the same terms as other eligible employees.

Executive Employment Contracts and Potential Payments upon Termination or Change in Control

Employment Agreements

The Compensation Committee considers executive employment agreements as important tools to align executive and stockholder interests and attract and retain senior executive talent. The executive employment agreements for Dr. Hillen and Messrs. Allen and Jones include “change in control” and “termination” provisions that are designed to become effective only in the event of a change in control or other termination event. Under change in control circumstances it can be extremely important to secure the dedicated attention of our principal executive and financial officers whose personal positions are at risk and who may have other opportunities readily available to them.

By establishing compensation payable under various merger and acquisition scenarios, change in control provisions enable the executive to set aside personal financial and career objectives and focus on maximizing stockholder value. Moreover, these provisions help to minimize distractions such as the executive’s concern about what may happen to his or her position, and assist in maintaining the executive’s objective focus in analyzing opportunities that may arise for the benefit of the stockholders. Furthermore, change in control provisions are intended to ensure the continuity of a leadership team at a time when business continuity is of paramount concern. Without change in control provisions enabling executives to focus on important Company objectives within important time constraints, the Company may have a greater risk of losing key executives in times of uncertainty. The Compensation Committee approved the payment and benefit levels in the executive employment agreements described below and determined such provisions to be generally consistent with those entered into by comparable companies, to be market competitive and to reflect the consolidating nature of the government services industry. The material terms of the current executive employment agreements are described in more detail below.

Employment Agreements for Dr. Hillen and Messrs. Allen and R. Jones

On August 18, 2008, we entered into an executive employment agreement with Dr. Hillen, our President and Chief Executive Officer, as amended as of March 26, 2010. On May 18, 2009, we entered into an executive employment agreement with Mr. Allen, our Executive Vice President and Chief Financial Officer, as amended as of March 26, 2010. On November 25, 2009, we entered into an executive employment agreement with Mr. R. Jones, our Executive Vice President, Corporate Strategy and Development, as amended as of March 26, 2010. Each agreement provides for a one-year term and is automatically extended for additional one-year terms unless we provide written notice no later than six months prior to the end of the current term that we do not wish to extend the term of the agreement. Each executive, other than Dr. Hillen, may, at his discretion with or without “good reason,” terminate his employment with us by giving us at least 30 days written notice of his decision to terminate his employment. Dr. Hillen must give us at least 90 days (or 30 days if he is terminating his employment in order to accept a position with the U.S. Government) written notice of his decision to terminate.

Under each agreement, we may terminate the executive’s employment prior to expiration of the term for any of the following reasons: (i) as a result of his death or disability, (ii) for cause or (iii) without cause.

These agreements contain severance provisions that provide for payment of the following amounts to the executive upon the occurrence of termination by the Company without “cause” or termination by the executive for “good reason”:

•	accrued and unpaid salary through the date of termination;

•

for Dr. Hillen, cash payments equal to 100% of his annual salary in effect immediately prior to termination, as well as 100% of his target bonus, for termination by the Company without “cause” or by Dr. Hillen for “good reason,” but if the termination occurs within six months after the date of a definitive agreement for a change in control that is subsequently consummated, Dr. Hillen will receive 200% of his annual salary and 200% of his target bonus.

•

for Messrs. Allen and R. Jones, cash payments equal to 50% of his annual salary in effect immediately prior to termination, as well as 50% of his target bonus, for termination by the Company without “cause” or by Messrs. Allen or R. Jones for “good reason,” but if the termination occurs within six months after the date of a definitive agreement for a change in control that is subsequently consummated, Messrs. Allen or R. Jones or will receive 100% of his annual salary and 100% of his target bonus.

•

for Dr. Hillen and Messrs. Allen and R. Jones, in the event of a termination within six months after the date of a definitive agreement for a change in control that is subsequently consummated, full vesting of the executive’s stock and stock option awards that have not yet become vested.

The cash severance shall be payable as and when the executive’s base salary or bonus would otherwise have been paid, except that the bonus amount must be paid no later than March 15 of the year following the year during which notice of the termination is given.

“Cause” is defined in each executive’s employment agreement as:

•	willfully failing to perform his duties in a material manner if such failure is not discontinued promptly after written notice to the executive;

•	being charged with or indicted for a felony or other crime casting doubt on the executive’s trustworthiness or integrity;

•	knowingly and/or materially breaching certain covenants of the agreement;

•	committing any act of dishonesty that is intended to result in personal enrichment of the executive at our expense; or

•	in bad faith, committing any act or omitting to take any action, to our material detriment.

“Change in Control” is defined in each executive’s employment agreement as having been deemed to occur if:

•

the acquisition of more than 50% of the combined voting power of the Company’s then-total outstanding voting securities by any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act, as amended) other than (x) the Company or any of its affiliate, (y) any employee benefit plan of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company (or its subsidiaries), or (z) Contego Systems LLC, Kende Holding kft, Global Strategies Group Holding S.A. or any of their affiliates or successor entities; or

•

the consummation of a merger or consolidation of the Company with any other corporation or other entity, following which the voting securities of the Company outstanding immediately prior to such merger or consolidation no longer represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities of the Company or such surviving entity or any direct or indirect parent thereof outstanding immediately after such merger or consolidation; or

•	the stockholders of the Company approve a plan of complete liquidation or dissolution.

“Good Reason” is defined in each executive’s employment agreement as the occurrence, without the executive’s written consent, of any of the following circumstances unless such circumstances are fully corrected prior to the date of termination specified in the notice of termination given by the executive:

•	the assignment to the executive of any duties materially and adversely inconsistent with his position as set forth in the agreement including, but not limited to status, office or responsibilities;

•	a change in the executive’s reporting relationship such that he no longer reports directly to the Board;

•	a material breach by us of any provision of the agreement after receipt of written notice from the executive and failure by us to cure the breach within 30 days; or

•

the relocation of the executive’s office as assigned to him by us to a location more than 50 miles from his office prior to the date of such relocation, except for travel reasonably required in the performance of the executive’s responsibilities.

Other Executive Employment Agreements

We also have entered into employment agreements with other executives, including Messrs. Drew, T. Jones and Kissner. Each of these agreements provides for “at will” employment and does not have a term. Pursuant to these employment agreements, the executive can terminate his employment at any time by providing us four weeks notice. These employment agreements provide for six to nine months salary continuation as severance protection in the event the executive is terminated without cause. Each of Messrs. Kissner and Timothy Jones’ agreements provides for six months’ salary continuation for termination without cause, while Mr. Drew’s agreement provides for nine months’ salary continuation.

“Cause” is defined in each executive’s employment agreement as:

•

a good faith finding by the President and Chief Executive Officer that the executive: (i) has been convicted of a felony; (ii) has been convicted of a misdemeanor (excluding traffic violations) to the extent such conviction could reasonably be considered to compromise our best interests or any of our subsidiaries or render the executive unfit or unable to perform his/her services and duties; (iii) has committed any other act or omission involving dishonesty, disloyalty or fraud with respect to us or any of our subsidiaries or any of our customers or suppliers, (iv) has engaged in illegal use of drugs or unauthorized use of alcohol in the workplace; or (v) has committed an act involving unlawful or disreputable conduct in the context of executive’s employment which is likely to be harmful to us or our reputation;

•

the continued failure by the executive to perform his duties in all material respects for us or any of our subsidiaries continuing for a period of 10 days following a written demand for such performance by the Chief Executive Officer or a designated official or a material breach by the executive of his obligations under his employment agreement continuing uncured (if curable) for a period of 10 days following written notice from the Chief Executive Officer or a designated official (other than any such failure or breach resulting from the executive’s incapacity due to physical or mental illness), which demand shall identify in reasonable detail the manner that the executive has not performed his duties or has breached his obligations (as applicable) and give the executive an opportunity to respond; provided, that, the foregoing shall not be construed to include the executive’s failure to achieve financial or operating objectives and goals established by the Board, President and Chief Executive Officer or a designated official; or

•

a good faith finding by the Board or the President and Chief Executive Officer or a designated official that the executive engaged in (i) misconduct materially injurious to us or any of our subsidiaries or our or any of our subsidiaries’ reputation or (ii) gross negligence or willful misconduct by the executive which has a material adverse effect on us or any of our subsidiaries.

Severance and Change in Control Payments

General

As described above, we currently have employment agreements with the following named executive officers: Dr. Hillen and Messrs. Allen, Kissner, R. Jones, T. Jones and Drew. The employment agreements, along with the individual equity compensation award agreements entered into pursuant to our Plan, contain provisions that, in some cases, provide for severance payments or accelerated vesting of unvested equity awards, as applicable. The amount of compensation payable to each named executive officer upon any termination is shown below. Stock Option estimates are based on an assumed termination date of December 31, 2009 and governed by the salaries and employment agreements currently in place with the listed individuals. The actual payments due on terminations occurring on different dates could materially differ from the estimates in the tables.

Following a Change in Control, Termination by the Company without Cause or by the

Executive for Good Reason(1)

Name	Change in Control Severance Amount		Early Vesting of Option Awards(2)	Total
John Hillen	$1,440,000	(3)	$1,069,200	$2,589,200
James P. Allen	$450,000	(4)	$113,668	$563,668
Ronald C. Jones	$450,000	(4)	—	$450,000

(1)	Values in this table reflect payments due under the executives’ employment agreements, as amended as of March 26, 2010.
(2)	Represents the value of the stock option awards held by the executive and unvested as of December 31, 2009. The value of the unvested awards is the number of unvested shares multiplied by the difference between the closing price of our common stock on the Nasdaq Stock Market on December 31, 2009 ($16.46) and the exercise price for each such option award.
(3)	Represents a cash payment of 200% of annual base salary and 200% of target bonus.
(4)	Represents a cash payment of 100% of annual base salary and 100% of target bonus.

Without a Change in Control, Termination by the Company without Cause or by the

Executive for Good Reason(1)

Name	Termination Severance Amount
John Hillen	$720,000	(2)
James P. Allen	$225,000	(3)
Ronald C. Jones	$225,000	(3)
Kevin Kissner	$147,563	(4)
Alexander Drew	$294,329	(4)
Timothy Jones	$220,000	(4)

(1)	Values in this table reflect payments due under the executives’ employment agreements as amended as of March 26, 2010.
(2)	Represents a cash payment of 100% of annual base salary and 100% of target bonus.
(3)	Represents a cash payment of 50% of annual base salary and 50% of target bonus.
(4)	Represents a cash payment of 50% of annual base salary and pro-rated bonus (which is a full annual bonus due to assumption of December 31, 2009 termination date).

Employee Benefit Plans

401(k) Plan

Effective January 1, 2010, we merged the GNA and TAC 401(k) Plans and the Profit Sharing Plan into one plan—the GNA 401(k) Plan. We maintain a 401(k) savings plan that covers all eligible Company employees, which we refer to as the GNA 401(k) Plan. The GNA 401(k) Plan allows eligible participants to reduce their current compensation by up to the statutorily prescribed limit and to have the amount of this reduction contributed to the GNA 401(k) Plan. We provide 100% matching funds for eligible participating employees, limited to the employee’s participation of up to 5% of earnings. Participants’ interests in Company matching contributions vest ratably over three years. Participants also become fully vested upon reaching age 65, permanent disability, or death.

We provide discretionary contributions annually, allocated on the basis of the ratio of each participant’s annual earnings to the aggregate of all participants’ total earnings, to eligible employees who meet the service requirement of 1,000 hours for the allocation year. Participants’ interests in Company contributions vest ratably over five years. Participants also become fully vested in their interests upon reaching age 65, permanent disability or death. In the past, we have contributed a minimum 3% of earnings assuming profit goals are achieved.

2009 Performance Incentive Plan

We recently adopted the 2009 Performance Incentive Plan, which we refer to as the Plan. The Plan authorizes the issuance of options to purchase shares of common stock and the grant of bonus stock awards, restricted common stock awards, stock appreciation rights, deferred shares, performance shares and performance units.

Administration. Sole authority for administration of the Plan is conferred upon the of the Board of Directors, and any Committee to which the Board of Directors, in its sole discretion, delegates all or any portion of its authority to administer the Plan (hereinafter, the “Administrator”). With respect to grants to officers and directors, any such Committee shall be constituted in such a manner as to satisfy applicable laws, including Rule 16b-3 promulgated under the Exchange Act.

Eligibility. All of our officers and employees, and those of our affiliates, are eligible to participate in the Plan. Our directors and other persons that provide consulting services to us and our affiliates are also eligible to participate in the Plan.

Maximum Shares and Award Limits. Under the Plan, the maximum number of shares of common stock that were initially subject to awards was 1,000,000, including the 492,127 shares of common stock issuable upon exercise of options granted under the SFA Inc. 2007 Stock Option Plan, which we refer to as the SFA Plan, which were, in connection with our initial public offering, assumed under the Plan. The number of shares of common stock allocated to the Plan automatically increases at the beginning of each fiscal year by a number equal to the lesser of 1.5% of the Company’s shares of outstanding common stock, 125,000 shares of common stock and an amount determined by the Administrator. As of April 19, 2010, 853,692 of the Plan’s 1,125,000 Shares have been granted. No one participant may receive awards for more than 200,000 shares of common stock in any one calendar year. The maximum number of performance units that may be granted to a participant in any one calendar year is $1,500,000 for each full or fractional year included in the performance period for the award granted during the calendar year. These limitations, and the terms of outstanding awards, will be adjusted without the approval of our stockholders as the Administrator determines is appropriate in the event of a stock dividend, stock split, reclassification of stock or similar event. If an option terminates, expires or becomes un-exercisable, or shares of common stock subject to a stock award, grant of performance shares, grant of deferred shares or stock appreciation right are forfeited, the shares subject to such option, stock award, grant of performance shares, grant of deferred shares or stock appreciation right are available under the first sentence of this paragraph for future awards under the Plan. In addition, shares that are issued under any type of award under the Plan and that are repurchased or reacquired by us at the lesser of fair market value and the original purchase price for such shares are also available under the first sentence of this paragraph for future awards under the Plan.

Stock Options. The Plan provides for the grant of both options intended to qualify as incentive stock options under Section 422 of the Code and options not intended to so qualify. The Plan prohibits repricing of an outstanding option, and therefore, the Administrator may not, without the consent of the stockholders, lower the exercise price of an outstanding option. This limitation does not, however, prevent adjustments resulting from stock dividends, stock splits, reclassifications of stock or similar events. Options generally will be nontransferable except in the event of the participant’s death, but the Administrator may allow the transfer of non-qualified stock options.

Unless provided otherwise in a participant’s stock option agreement and subject to the maximum exercise period for the option, an option generally will cease to be exercisable upon the earlier of three months following the participant’s termination of service with us or our affiliate or the expiration date under the terms of the participant’s stock option agreement. The right to exercise an option will expire immediately upon the participant’s termination of service with us if the termination is for cause or is a voluntary termination any time after an event that would be grounds for termination for cause. Upon death or disability, the option exercise period is extended to the earlier of one year from the participant’s termination of service or the expiration date under the terms of the participant’s stock option agreement.

Stock Awards and Performance Based Compensation. The Administrator also will select the participants who are granted bonus or restricted common stock awards and, consistent with the terms of the Plan, will establish the terms of each bonus or restricted common stock award. A bonus or restricted common stock award may be subject to payment by the participant of a purchase price for the shares of common stock subject to the award, and may be subject to vesting requirements or transfer restrictions or both, if so provided by the Administrator. Those requirements may include, for example, a requirement that the participant complete a specified period of employment with the Company or its affiliate or the achievement of certain performance objectives. Any such performance objectives may be based on the individual performance of the participant, our performance or the performance of our affiliates, subsidiaries, divisions, departments or functions in which the participant is employed or has responsibility. In the case of a performance objective for an award intended to qualify as “performance based compensation” under Section 162(m), the performance objectives are limited to specified levels of and increases in our or a business unit’s revenue; return on equity; total earnings; earnings per share; earnings growth; return on capital; return on assets; economic value added; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; revenue; funded backlog; gross margin return on investment; increase in the fair market value of the shares (including but not limited to growth measures and total stockholder return); net operating profit; cash flow (including, but not limited to, operating cash flow and free cash flow); cash flow return on investments (which equals net cash flow divided by total capital); internal rate of return; increase in net present value or expense targets, with each such performance objective determined in accordance with and subject to such requirements set forth in the terms of award. A transfer of the shares of common stock subject to a restricted common stock award normally will be restricted prior to vesting.

Stock Appreciation Rights. The Administrator also will select the participants who receive stock appreciation rights under the Plan. A stock appreciation right entitles the participant to receive a payment of up to the amount by which the fair market value of a share of common stock on the date of exercise exceeds the base value for a share of common stock as established by the Administrator at the time of grant of the award. A stock appreciation right will be exercisable at such times and subject to such conditions as may be established by the Administrator. The amount payable upon the exercise of a stock appreciation right may be settled in cash or by the issuance of shares of common stock.

Deferred Shares. The Plan also authorizes the grant of deferred shares, i.e., the right to receive a future delivery of shares of common stock, if certain conditions are met. The conditions established for earning the grant of deferred shares may include, for example, a requirement that certain performance objectives, such as those described above, be achieved.

Performance Shares and Performance Units. The Plan also permits the grant of performance shares and performance units to participants selected by the Administrator. A performance share is an award designated in a specified number of shares of common stock that is payable in whole or in part, if and to the extent certain performance objectives are achieved. A performance unit is a cash bonus equal to $1.00 per unit awarded that is payable in whole or in part, if and to the extent certain performance objectives are achieved. The performance objectives will be prescribed by the Administrator for grants intended to qualify as “performance based compensation” under Section 162(m) and will be stated with reference to the performance objectives described above. A grant of performance units may be settled by payment of cash, shares of common stock or a combination of cash and shares and may grant to the participant or reserve to the administrator the right to elect among these alternatives.

Amendment and Termination. No awards may be granted under the Plan after October 26, 2019, which is the tenth anniversary of the date on which the Plan was initially adopted. The Board of Directors may amend or terminate the Plan at any time, but an amendment will not become effective without the approval of our stockholders if it increases the aggregate number of shares of common stock that may be issued under the Plan, changes the class of employees eligible to receive incentive stock options or stockholder approval is required by any applicable law, regulation or rule, including any rule of The Nasdaq Global Market. No amendment or termination shall, without a participant’s consent, adversely affect any rights of such participant under any award outstanding at the time such amendment is made; provided, however, that an amendment that may cause an incentive stock option to become a nonqualified stock option shall not be treated as adversely affecting the rights of the participant.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by:

Thomas Wilson, Chairman of the Compensation Committee

Jacques Gansler

Eric S. Rangen

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Rangen and Wilson and Dr. Gansler currently serve on the Compensation Committee. None of the current members of the Compensation Committee serves, or has in the past served, as one of our employees or officers. None of our executive officers currently serves or in the past year has served as a member of the board of directors or Compensation Committee of any entity that has one or more executive officers serving on our board of directors or Compensation Committee.

RELATED PARTY POLICIES AND TRANSACTIONS

Related Party Policies

The Audit Committee is charged with monitoring and reviewing related party transactions. The Audit Committee has adopted a written policy for reviewing the material facts of any transactions with related parties and either approving or disapproving the entry into such transactions. In determining whether to approve a related party transaction, the Audit Committee takes into account, among other factors it deems appropriate, (i) whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction, (ii) whether the transaction would impair the independence of a director, (iii) whether the transaction would present an improper conflict of interest for the related party and (iv) whether the transaction requires public disclosure and the anticipated public perception of the public disclosure.

Related Party Transactions

Transactions with GLOBAL Entities

Debt Transactions

In 2009, various borrowings were outstanding between us and GLOBAL and its affiliates. During 2009, the maximum aggregate amount outstanding was $16.7 million. We repaid all such borrowings in their entirety with the proceeds of our initial public offering.

Interest bearing loans payable to GLOBAL and its affiliates

In 2007, through our subsidiary, we entered into a demand note agreement with Kende, an entity controlled by GLOBAL, in the amount of $26.0 million at a fixed rate of 8% per annum in order to fund part of the purchase price of our predecessor. During 2009, the maximum aggregate amount outstanding under this loan was $15.8 million. In connection with our initial public offering, the loan was repaid in full.

In addition, during 2009, the Company had two demand notes payable to Kende and Global Strategies Group (Hong Kong) Ltd, which we refer to as Global Hong Kong, an entity controlled by GLOBAL, in the amounts of $0.5 million and $0.4 million, respectively. In connection with our initial public offering, the loans were repaid in full.

Debt of Global Strategies Group (Integrated Security) Inc. to GNA

During the first quarter of 2009, Global Strategies Group (Integrated Security) Inc., which we refer to as GIS, an entity controlled by GLOBAL, borrowed $3.0 million from our subsidiary, GNA. This amount was repaid in full by GIS to GNA in August 2009.

Other debt to GLOBAL and its affiliates

GLOBAL Defense Technology received periodic advances from GLOBAL and its affiliates for limited holding company expenses. During 2009, the maximum aggregate amount outstanding under these advances was $834,000. In connection with our initial public offering, all advances were repaid.

Management and Other Services

During 2009, we paid a management fee of $1.6 million, pursuant to a management services agreement, to GSG Holding (United Kingdom) Limited, an affiliate of GLOBAL. In connection with our initial public offering, the management services agreement was terminated.

GNA provides payroll services to GIS through an ongoing agreement that expires in July 2010. At December 31, 2009, GIS owed GNA $0.8 million for services rendered and the related payroll funds provided.

Contracting Relationships

Subcontracting and support services provided to GIS by GNA

In 2008, we entered into a subcontracting agreement with GIS, pursuant to which we provide command and control and intelligence services to GIS. The agreement is set to expire on December 12, 2010. Revenue for all services to GIS for the year ended December 31, 2009 was $1.2 million.

Subcontracting services provided to Global Strategies Group (Middle East) FZE by GNA

During 2009, GNA provided sales, support and consulting services to Global Strategies Group (Middle East) FZE, which we refer to as GAE, an entity controlled by GLOBAL. Revenue for subcontracting services to GAE for the year ended December 31, 2009 were $0.5 million.

On June 24, 2009, GNA entered into a preferred supplier services framework agreement with GAE. Under the agreement, we have granted GAE a right of first refusal to perform on any subcontracts where GNA is the prime contractor for services related to defense and security, as set forth in the agreement, performed outside of the United States. To date, no subcontracting agreements have been entered into pursuant to this agreement.

Trademark License

We have entered into a trademark license agreement, dated September 29, 2009, with GLOBAL, whereby, we have been granted a non-exclusive worldwide license to use the GLOBAL name and logo. We will pay royalties of $1 to GLOBAL in relation to our use of the GLOBAL name and logo. The agreement can be terminated by GLOBAL upon 12 months prior written notice.

Redemption Agreement

Ronald Jones, a director and our Executive Vice President, Corporate Strategy and Development, entered into a redemption agreement, dated September 3, 2009, with Kende, Contego Systems LLC and us. Pursuant to the terms of the agreement, immediately prior to the initial public offering, Kende caused Contego Systems LLC to redeem all of Ronald Jones’ restricted membership interests in Contego Systems LLC, representing a 12% ownership interest in Contego Systems LLC in exchange for a number of unrestricted Shares of equal value. Following such redemption, Ronald Jones sold 50% of the Shares held by him in the initial public offering.

Registration Rights

Contego Systems LLC and Ronald C. Jones have registration rights with respect to the shares of our common stock that they hold. According to the terms of a registration rights agreement, Contego Systems LLC is entitled to demand, piggyback and shelf registration rights and Ronald Jones is entitled to piggyback registration rights.

Transactions with Officers

Directed Share Program

In connection with our initial public offering in 2009, the underwriters reserved Shares for sale through a directed share program, at the initial public offering price, to directors and officers of the Company and affiliates of GLOBAL and certain other individuals having business relationships with them.

Under the directed share program, Mr. Allen purchased 40,000 Shares, Mr. Devine purchased 1,650 Shares, Dr. Hillen purchased 2,000 Shares and Mr. Wilson purchased 1,350 Shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our Directors, executive officers and any persons who beneficially own more than 10% of our Shares are required by Section 16(a) of the Exchange Act to file reports of initial ownership and changes of ownership of our Shares with the SEC. To our best knowledge, based solely on review of copies of such reports furnished to us and written representations furnished to us by our Directors and executive officers, there were no failures to file or timely file such required reports during 2009 by any person subject to Section 16(a) of the Exchange Act with respect to the Company, except as follows:

•

On November 19, 2009, in connection with our initial public offering, the following Directors and executive officers purchased Shares in the Company’s directed share program and reported the purchases in late Form 4 filings on December 1, 2009: James P. Allen, John J. Devine, John Hillen, and Thomas Wilson.

•	On November 20, 2009, Michael Weixel purchased 3,800 shares in the open market, which purchase was reported in a late Form 4 filing on December 1, 2009.

ANNUAL REPORT

A copy of our Annual Report on Form 10-K for the year ended December 31, 2009, including the financial statements and financial statement schedules (the “Annual Report”), is being made available to stockholders with this proxy statement. If you would like to receive the exhibits included in the Annual Report, please send your request to Investor Relations at 1501 Farm Credit Drive, Suite 2300, McLean, VA 22101-5011. The request must be accompanied by payment of a fee to cover our reasonable expenses for copying and mailing the Annual Report. A copy of the Annual Report is also available online at investor.gtec-inc.com.

2011 ANNUAL MEETING OF STOCKHOLDERS

Any stockholder proposal to be considered for inclusion in the Company’s proxy statement and form of proxy for the annual meeting of stockholders to be held in 2011 must be received by the Company by December 30, 2010. Proposals of stockholders intended to be presented at the 2011 Annual Meeting of Stockholders (other than a proposal to be included in the Company’s proxy statement) must be received by us no earlier than February 11, 2011 and no later than March 12, 2011.

Director candidates may be nominated by any stockholder of the Company entitled to notice of, and to vote at, any meeting called for the election of directors. Nominations for the 2011 annual meeting of stockholders shall be received by the Secretary of the Company in the time frame set forth above. Such nomination shall contain the following information to the extent known to the notifying stockholder: (i) the name, age, business address and residence address of each proposed nominee and of the notifying stockholder; (ii) the principal occupation of each proposed nominee; (iii) a representation that the notifying stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iv) the total number of shares of capital stock and other securities of the Company that are beneficially owned by the notifying stockholder and by the proposed nominee and, if such securities are not owned solely and directly by the notifying stockholder or the proposed nominee, the manner of beneficial ownership (beneficial ownership has the same meaning as provided in Regulation 13D under the Exchange Act; (v) a description of all arrangements or understandings between the notifying stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the notifying stockholder; (vi) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed with the Securities and Exchange Commission pursuant to Regulation 14A under the Exchange Act had the nominee been nominated, or intended to be nominated, by the Board; (vii) the consent of each nominee to serve as a director of the Company if so elected; and (viii) a written questionnaire with respect to the background and qualification of each proposed nominee (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in form provided by the Secretary upon written request) that such proposed nominee (A) is not and will not become a party to (x) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how each proposed nominee, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company or (y) any Voting Commitment that could limit or interfere with each proposed nominee’s ability to comply, if elected as a director of the Company, with each proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Company and (C) in each proposed nominee’s individual capacity and on behalf of the stockholder (or the beneficial owner, if different) on whose behalf the nomination is made, would be in compliance, if elected as a director of the Company, and will comply with applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company. The Company may request any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the qualifications of the proposed nominee to serve as a director of the Company, including any information required to be provided to the Department of Defense pursuant to the terms of the SSA.

A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is 15 days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be received by the Secretary of the Company not later than 7 days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date), and not later than 10 days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 15 days prior to the meeting or any adjournment or postponement thereof).

SOLICITATION OF PROXIES AND OTHER MATTERS

The cost of this solicitation of proxies will be borne by us. In addition to the use of the mail, we may solicit proxies in person and by telephone or facsimile, and may request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials to the beneficial owners of Shares and reimburse them for their reasonable expenses. We may also hire a proxy solicitation firm at a standard industry compensation rate.

The Directors know of no other business to be presented at the Annual Meeting. If other matters properly come before the meeting, the persons named as proxies will vote on them in their discretion.

You are urged to complete, sign, date and return your proxy promptly to make certain your Shares will be voted at the Annual Meeting. If you prefer, you may vote either by telephone (1-800-690-6903) or on the Internet (www.proxyvote.com) by following the instructions on your proxy card.

For the Company,

John Hillen
President, Chief Executive Officer, and Director

YOUR PROXY IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN.

PLEASE SUBMIT IT TODAY.

GLOBAL DEFENSE TECHNOLOGY & SYSTEMS, INC 1501 FARM CREDIT DRIVE, SUITE 2300 MCLEAN, VA 22102-5011

Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1

1 OF 2 1 1

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

NAME

THE COMPANY NAME INC. - COMMON THE COMPANY NAME INC. - CLASS A THE COMPANY NAME INC. - CLASS B THE COMPANY NAME INC. - CLASS C THE COMPANY NAME INC. - CLASS D THE COMPANY NAME INC. - CLASS E THE COMPANY NAME INC. - CLASS F THE COMPANY NAME INC. - 401 K

CONTROL # 000000000000

SHARES 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

For Withhold For All All All Except

The Board of Directors recommends that you vote FOR the following: 0 0 0

1. Election of Directors

Nominees

01 John J. Devine 02 Jacques Gansler 03 John Hillen

06 Eric S. Rangen 07 Thomas R. Wilson

The Board of Directors recommends you vote FOR the following proposal(s):

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

04 Ronald C. Jones

2. The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

The Board of Directors does not have a recommendation for voting on the following proposal(s):

3. Such other business as may properly come before the meeting or any adjournment thereof.

05 Damian Perl

For Against Abstain

0 0 0

For Against Abstain

0 0 0

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000067144_1 R2.09.05.010

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

SHARES CUSIP # SEQUENCE #

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com .

GLOBAL DEFENSE TECHNOLOGY & SYSTEMS, INC Annual Meeting of Stockholders June 10, 2010 10:00 AM

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoints John Hillen and hereby authorizes him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of GLOBAL DEFENSE TECHNOLOGY & SYSTEMS, INC that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 10:00 AM EDT on June 10, 2010, at the Courtyard by Marriott Tysons Corner Hotel located at 1960-A Chain Bridge Road, McLean, VA 22102, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

0000067144_2 R2.09.05.010